UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
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Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

BANKUNITED, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Explanatory Note
On April 5, 2019, BankUnited, Inc. (the “Company”) filed its Definitive Proxy Statement on Schedule 14A (the "Original Proxy Statement") with the Securities and Exchange Commission. The Original Proxy Statement contains a typographical error on page 23: the Lead Independent Director’s compensation for the term beginning in May 2019 is an annual grant of $35,000 of restricted shares, instead of the $15,000 of restricted shares stated in the Original Proxy. The printed proxy statement mailed to the Company’s stockholders contains the correct information.
The sole purpose of filing this amendment to the Definitive Proxy Statement is to correct that typographical error. No other changes have been made to the Original Proxy Statement.

14817 Oak Lane
Miami Lakes, FL 33016

Notice of 2019 Annual Meeting of Stockholders and Proxy Statement

14817 Oak Lane
Miami Lakes, FL 33016

April 5, 2019
Dear Fellow Stockholders:
We cordially invite you to attend BankUnited, Inc.'s 2019 Annual Meeting of Stockholders. The meeting will be held on May 15, 2019, at 10:00 a.m., Eastern Time, at the BankUnited Corporate Center, Building 3, 7815 NW 148th Street, Miami Lakes, Florida 33016.
As described in more detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, the purpose of the meeting is:

1.
To elect nine directors identified in the attached Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders and until that person's successor is duly elected and qualified, or until that person's earlier, death, resignation or removal;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019;

3.	To hold an advisory vote to approve the compensation of our named executive officers; and
to transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Details regarding admission to the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented at the meeting. Your proxy is revocable and will not affect your right to vote in person at the meeting if you choose to attend.
Thank you for your support of BankUnited, Inc.
Sincerely,
Rajinder P. Singh
Chairman, President and Chief Executive Officer

14817 Oak Lane
Miami Lakes, FL 33016
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Time, on May 15, 2019

Place	The BankUnited Corporate Center Building 3 7815 NW 148th Street Miami Lakes, FL 33016

Items of Business
Proposal No. 1:  To elect nine directors identified in the attached Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders and until that person's successor is duly elected and qualified, or until that person's earlier death, resignation or removal.

Proposal No. 2:  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019.
Proposal No. 3: To hold an advisory vote to approve the compensation of our named executive officers.
To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on March 22, 2019.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the attached Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 15, 2019. BankUnited, Inc.'s Proxy Statement and 2018 Annual Report to Stockholders are available at:
http://ir.bankunited.com.

By Order of the Board of Directors,

April 5, 2019	Susan Wright Greenfield
Miami, Florida	Corporate Secretary

i

ii

14817 Oak Lane
Miami Lakes, FL 33016
PROXY STATEMENT
The Board of Directors (the "Board of Directors" or "Board") of BankUnited, Inc. (the "Company," "we," "us" or "our") is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders to be held on Wednesday, May 15, 2019, at 10:00 a.m., Eastern Time, and at any adjournment or postponement of that meeting (the "Annual Meeting"). The Annual Meeting will be held at the BankUnited Corporate Center, Building 3, 7815 NW 148th Street, Miami Lakes, Florida 33016. This Proxy Statement and the accompanying proxy card, the Notice of Annual Meeting of Stockholders and the 2018 Annual Report to Stockholders (the "Annual Report") were first mailed on or about April 5, 2019, to stockholders of record as of March 22, 2019 (the "Record Date").
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING
Q:    Why am I receiving these materials?

A:
We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of BankUnited, Inc., of proxies to be voted at the Company's Annual Meeting. You are receiving this Proxy Statement because you were a BankUnited, Inc. stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the three proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:    How do I get electronic access to the proxy materials?

A:
This Proxy Statement and the Company's Annual Report to Stockholders are available on our website at http://ir.bankunited.com. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by registering your email address at www.proxyvote.com. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials. An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.

Q:    What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the Annual Meeting:

•
To elect nine directors identified in this Proxy Statement to the Board of Directors to serve until the next annual meeting of stockholders and until that person's successor is duly elected and qualified, or until that person's earlier death, resignation or removal.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019.

•	To approve, on an advisory basis, the compensation of our named executive officers.

Q:    What is the Board of Directors' voting recommendation?
A:    The Company's Board of Directors recommends that you vote your shares:

•	"FOR" each of the nominees to the Board of Directors.

•	"FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019.

•	"FOR" the approval, on an advisory basis, of the compensation of our named executive officers.
Q:    Who is entitled to vote?

A:
All shares owned by you as of the close of business on March 22, 2019 (the "Record Date") may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.
On the Record Date, BankUnited, Inc. had approximately 98,406,563 shares of common stock issued and outstanding.
Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company's transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of BankUnited, Inc. or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading "How can I vote my shares without attending the Annual Meeting?"
Beneficial Owner. If your shares are held in an account by a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading "How can I vote my shares without attending the Annual Meeting?"
Q:    How can I vote my shares in person at the Annual Meeting?

A:
Stockholder of Record. Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Beneficial Owner. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    What must I do if I want to attend the Annual Meeting in person?

A:
Attendance at the Annual Meeting is limited to individuals who were stockholders as of the Record Date, and admission will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. Eastern Time. Each stockholder will be asked to present proof of identification, such as a driver's license or passport, prior to admission to the Annual Meeting. Beneficial owners of shares held in street name will need to bring proof of share ownership as of the Record Date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Q:    How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the Annual Meeting by voting in one of the following manners:

•
Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or

•	Mail. Complete and sign your proxy card or voting instruction card and mail it using the enclosed, prepaid envelope.
If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 14, 2019.
Q:    What is the quorum requirement for the Annual Meeting?

A:
A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority of the Company's capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:    What happens if I do not give specific voting instructions?

A:
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.
Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (the "NYSE"), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome on non-routine matters other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated for proposals that require the approval of a majority of the shares represented at the meeting and entitled to vote on the proposal.
Q:    Which proposals are considered "routine" or "non-routine"?

A:
The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2019 (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1) and the advisory vote to approve the compensation of our named executive officers (Proposal No. 3) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes with respect to each of Proposal No.1 and Proposal No. 3.
Q:    What is the voting requirement to approve each of the proposals?

A:
Proposal 1: Nine directors have been nominated for election at the Annual Meeting. Each director will be elected by a majority of the votes cast, either in person or by properly authorized proxy, in the election of directors at the Annual Meeting. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

An incumbent director nominee who fails to receive the affirmative vote of a majority of the votes cast will be required to tender his or her resignation for the consideration of the Board. The Board’s Nominating and Corporate Governance Committee would then make a recommendation to the Board as to whether to accept or reject the resignation, or as to any other action to be taken. Upon such recommendation and any other factors it may deem appropriate and relevant, the Board will then make a determination regarding the director’s resignation within ninety days of the certification of the election results and publicly disclose its determination.
Proposal 2: The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast "for" a matter constitute affirmative votes. A properly executed proxy marked "abstain" with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast "for" the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter.
Proposal 3: The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. Similar to the vote to ratify the appointment of our independent registered public accounting firm, abstentions will also have the effect of a vote against approval of the compensation of our named executive officers. Broker non-votes will have no effect on this item.

Q:    What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:    Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. ("Broadridge") will tabulate the votes and act as the inspector of election.
Q:    Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the corporate secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or

•	attending the Annual Meeting and voting in person.
Please note that your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.
Q:    Who will bear the cost of soliciting votes for the Annual Meeting?

A:
The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of BankUnited, Inc.'s common stock for their expenses in forwarding solicitation material to such beneficial owners. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated approximate cost of $10,000 plus reasonable out-of-pocket expenses. Stockholders can contact Innisfree M&A Incorporated at 888-750-5834 to answer any questions they may have regarding voting.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:	The Company has adopted a procedure called "householding," which the Securities and Exchange Commission (the "SEC") has approved. Under this procedure, we deliver a single copy of this Proxy

Statement and the Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces the Company's printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement and the Annual Report will be promptly delivered to any stockholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of this Proxy Statement or the Annual Report, or to receive a separate copy of our proxy materials in the future, stockholders may write or call the Company at the following address and telephone number:
BankUnited, Inc.
Attn: Investor Relations
14817 Oak Lane
Miami Lakes, FL 33016
(305) 231-6400
Stockholders who hold shares in street name (as described above) may contact their broker, bank or other nominee to request information about householding. Stockholders sharing an address can request delivery of a single copy of our proxy materials if they are currently receiving multiple copies by following the same procedures outlined above.
Q:    How can I obtain a copy of BankUnited, Inc.'s Annual Report on Form 10-K?

A:
Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, are available to stockholders free of charge on BankUnited, Inc.'s website at http://ir.bankunited.com or by writing to BankUnited, Inc., Attn: Investor Relations, 14817 Oak Lane, Miami Lakes, FL 33016. The Company's 2018 Annual Report on Form 10-K accompanies this Proxy Statement.

Q:    Where can I find the voting results of the Annual Meeting?

A:
BankUnited, Inc. will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

PROPOSALS TO BE VOTED ON BY BANKUNITED, INC. STOCKHOLDERS
PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors Elected Annually
Our Board of Directors is currently comprised of ten members. The size of the Board of Directors may be fixed from time to time exclusively by our Board of Directors as provided in our Certificate of Incorporation. BankUnited, Inc.'s directors are elected each year by the stockholders at the Company's annual meeting of stockholders. We do not have a staggered or classified board.
Nine director nominees are standing for election at this year's Annual Meeting. All nominees currently serve as directors on our Board of Directors. After many years of valuable service, Eugene F. DeMark is not standing for reelection and his term will end at this year's annual meeting of stockholders. As a result, the Board of Directors expects to reduce the size of the Board of Directors to nine members shortly following this year's annual meeting of stockholders. Each elected director's term will last until the 2020 annual meeting of stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal.
Directors of BankUnited, Inc. have historically also served as directors of its wholly-owned subsidiary BankUnited, N.A. (the "Bank").
Each director will be elected by a majority of the votes cast, either in person or by properly authorized proxy, in the election of directors at the Annual Meeting.
Under our Amended and Restated By-Laws, at any meeting of the stockholders at which directors are to be elected and a quorum is present, each director nominee receiving a majority of the votes cast at the meeting will be elected as a director. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.
If a nominee for director who is an incumbent director is not elected and no successor has been elected at the meeting, then the director will be required under our Amended and Restated By-Laws to promptly tender his or her resignation as a director. Our Nominating and Corporate Governance Committee would then make a recommendation to the full Board as to whether to accept or reject the resignation.
If the resignation is not accepted by the Board, then the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier death, resignation or removal.
If the director’s resignation is accepted by the Board, then the Board may fill the vacancy.
However, if the number of nominees exceeds the number of positions available for the election of directors, then the directors will be elected by the vote of a plurality of the votes cast at any meeting of the stockholders at which directors are to be elected and a quorum is present.

Board Nominations
Board candidates are selected based on various criteria including their character and reputation, relevant business experience and acumen and relevant educational background. The Nominating and Corporate

Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for Board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company's annual meetings of stockholders.

Information Regarding the Nominees for Election to the Board of Director

Key Statistics about Our Director Nominees

Director/Age	Professional Experience	Board Tenure	Independent	Committee Membership (C=Chair)
Rajinder P. Singh, 48 Chairman, President and CEO	Banking	2013	No	None
Tere Blanca, 58	Commercial Real Estate	2013	Yes	Compensation
John N. DiGiacomo, 57	Banking/Accounting	2018	Yes	Nominating and Corporate Governance
Michael J. Dowling, 69	Healthcare	2013	Yes	Compensation (C) Nominating and Corporate Governance
Douglas J. Pauls, 60	Banking/Accounting	2014	Yes	Risk (C) Nominating and Corporate Governance
A. Gail Prudenti, 65	Legal	2015	Yes	Compensation Nominating and Corporate Governance
William S. Rubenstein, 63	Legal	2017	Yes	Risk
Sanjiv Sobti, Ph.D., 57	Finance & Capital Markets	2014	Yes	Audit Risk
Lynne Wines, 64	Banking	2015	Yes	Nominating and Corporate Governance (C) Audit
Qualifications
In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration the Company's Corporate Governance Guidelines and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's determination is made based primarily on the following criteria: (i) a candidate's special skills, expertise and background that would enhance or complement the mix of the existing directors, (ii) a candidate's reputation and prominence in his or her business, professional activities or community, including a well-known reputation for addressing important issues that the Company may face, (iii) a candidate's commitment to high ethical business standards and integrity and (iv) a candidate's time commitment and willingness to fully participate in the Board's affairs and perform his or her duties to the highest standards. For more information about the nominating process, see "Board of Directors, Executive Officers and Corporate Governance—Director Nominating Process and Diversity."
Biographical Information
Set forth below is biographical information concerning each nominee who is standing for election at the Annual Meeting. We further provide each nominee's specific experience, qualifications, attributes and skills that the Nominating and Corporate Governance Committee and the Board of Directors considered in determining whether to recommend the nominee for election to the Board of Directors. In addition to the information presented below, the Company believes that a board comprised of its nominees constitutes a board with a reputation for integrity, strong business acumen and the exercise of sound judgment; a board that is strong in its collective knowledge and leadership abilities; and a board that has a diversity of viewpoints and backgrounds. The ages of the nominees are as of the date of the Annual Meeting.

RAJINDER P. SINGH	AGE: 48	DIRECTOR SINCE: JULY 2013

Committee Membership:	Professional Experience:	Board Qualifications:
• None	• Banking	• Banking and leadership experience. Understanding of regulatory and corporate governance matters.
Mr. Singh is our Chairman, President and Chief Executive Officer and one of the founding organizers of our Company. Mr. Singh was appointed Chairman of the Board of Directors of BankUnited, Inc. in January 2019 and President and Chief Executive Officer in January 2017. Mr. Singh served as our Chief Operating Officer from October 2010 up until his promotion in 2017 and as our Head of Mortgage Banking and Corporate Development from May 2009 through October 2010. Mr. Singh also served as Corporate Secretary of the Company from May 2009 to June 2013. From April 2008 to May 2009, Mr. Singh led the financial services practice of WL Ross & Co., a private equity firm and one of the original investors in the Company. From December 2006 through April 2008, Mr. Singh served as Executive Vice President for Capital One Financial Corporation's banking segment which includes retail, small business and commercial banking businesses in New York, New Jersey, Connecticut, Louisiana and Texas and a national direct deposit gathering franchise. Previously, Mr. Singh served as Head of Corporate Development and Strategy for North Fork Bancorporation, Inc. from February 2005 to December 2006. During his tenure, North Fork was acquired by Capital One. Prior to joining North Fork in February 2005, Mr. Singh spent nine years at FleetBoston Financial Corporation and last served as Managing Director of Corporate Development and Strategy. Mr. Singh earned his M.B.A. from Carnegie Mellon University in Pittsburgh and his B.S. in chemical engineering from the Indian Institute of Technology in New Delhi. Mr. Singh's qualifications to serve on our Board include his banking and leadership experience and his understanding of regulatory and corporate governance matters.

TERE BLANCA	AGE: 58	DIRECTOR SINCE: SEPTEMBER 2013

Committee Membership:	Professional Experience:	Board Qualifications:
• Compensation Committee Member	• Commercial Real Estate	• Leadership and management experience. Knowledge of commercial real estate markets and relationships in the business community.
Ms. Blanca is the founder, Chairman and Chief Executive Officer of Blanca Commercial Real Estate, Inc., an independently owned commercial real estate services firm in Florida. Ms. Blanca has more than 25 years of experience in the South Florida real estate sector. Prior to launching Blanca Commercial Real Estate in March 2009, she served as Senior Managing Director for Cushman & Wakefield of Florida, Inc., where she led the firm's South Florida operations. Ms. Blanca also held the position of Senior Vice President at Codina Realty Services, Inc. ONCOR International. Ms. Blanca is a past member of the Board of Directors of The Miami Foundation, member of the Board of Governors of the Greater Miami Chamber of Commerce, past chair of the Board of Directors of City Year Miami, and past chair of Miami-Dade County's official economic development agency, The Beacon Council. She also is a member of Young Presidents' Organization (YPO) Gold Miami-Ft Lauderdale Chapter, an Associate member of the YPO Miami Chapter, a member of the Women Corporate Directors (WCD) and a member of the University of Miami's School of Business Real Estate Advisory Council. Ms. Blanca has earned several honors, including “Top 100 Power Leaders”, “Ultimate CEO” and “Most Influential Business Women” by the South Florida Business Journal, and “Power Leader of the Year” and “Office Broker of the Year” by the Greater Miami Chamber of Commerce, “Philanthropist of the Year” by City Year Miami, “Community Leader” by the Hispanic Chamber of Commerce, “Top 25 Women in Real Estate” by Commercial Property Executive, “Women of Influence: Legends” and “Women of Influence” by Real Estate Forum, “Top Dealmakers of the Year” by the Daily Business Review, and Camacol's “Successful Hispanic Women of the Year.” Ms. Blanca earned a B.B.A with a concentration in international marketing and finance and an M.B.A. from the University of Miami. Ms. Blanca's qualifications to serve on our Board include her leadership and management experience, her knowledge of commercial real estate markets, as well as her relationships in the business community.

JOHN N. DIGIACOMO	AGE: 57	DIRECTOR SINCE: AUGUST 2018

Committee Membership:	Professional Experience:	Board Qualifications:
• Nominating and Corporate Governance Committee Member	• Banking and Accounting	• Banking experience and deep understanding of financial statements, regulation, compliance and corporate governance.
John N. DiGiacomo joined our Board in August 2018 and has over 25 years of experience in the financial services industry. From 1994 to 2007, he served as Chief Financial Officer of North Fork Bancorporation, Inc. until the company’s merger with Capital One Financial Corporation. From 1990 to 1994, Mr. DiGiacomo served as Senior Vice President, Corporate Controller of North Fork Bank, and Vice President of Financial Planning, North Fork Bancorporation, Inc. from 1988 to 1990. Mr. DiGiacomo served as Vice President, Director of Finance of Long Island Mortgage from 1986 to 1988. Mr. DiGiacomo began his career at KPMG LLP. Mr. DiGiacomo graduated magna cum laude with a bachelor’s degree in accounting from St. John’s University in Queens, New York. Mr. DiGiacomo’s qualifications to serve on our Board include his banking experience and deep understanding of financial statements, regulation, compliance and corporate governance.

MICHAEL J. DOWLING	AGE: 69	DIRECTOR SINCE: MAY 2013

Committee Membership:	Professional Experience:	Board Qualifications:
• Compensation Committee Chair • Nominating and Corporate Governance Committee Member	• Healthcare	• Extensive leadership and management experience as well as his relationships within the business, political and charitable communities.
Mr. Dowling is the President and Chief Executive Officer of Northwell Health, the largest health care provider and private employer in New York State with a workforce of about 63,000, 23 hospitals and more than 650 outpatient locations. Prior to becoming President and CEO in 2002, Mr. Dowling was the health system's Executive Vice President and Chief Operating Officer. Before joining Northwell in 1995, he was a Senior Vice President at Empire Blue Cross/Blue Shield. Mr. Dowling served in New York State government for 12 years, including seven years as State Director of Health, Education and Human Services and Deputy Secretary to the Governor. He was also

Commissioner of the New York State Department of Social Services. Before his public service career, Mr. Dowling was a professor of Social Policy and Assistant Dean at the Fordham University Graduate School of Social Services and Director of the Fordham Campus in Westchester County. Mr. Dowling is past chair of the Healthcare Institute and the current chair of the Institute for Healthcare Improvement (IHI). He is a member of the Institute of Medicine of the National Academies of Sciences and the North American Board of the Smurfit School of Business at University College, Dublin, Ireland. He also serves as a board member of the Long Island Association. He is past chair and a current board member of the National Center for Healthcare Leadership (NCHL), the Greater New York Hospital Association (GNYHA), the Healthcare Association of New York State (HANYS) and the League of Voluntary Hospitals of New York. Mr. Dowling was an instructor at the Center for Continuing Professional Education at the Harvard School of Public Health. Mr. Dowling grew up in Limerick, Ireland. He earned his undergraduate degree from University College Cork (UCC), Ireland, and his master’s degree from Fordham University. He also has honorary doctorates from Queen's University Belfast, University College Dublin, Hofstra University, Dowling College and Fordham University. Mr. Dowling's qualifications to serve on our Board include his extensive leadership and management experience as well as his relationships within the business, political and charitable communities.

DOUGLAS J. PAULS	AGE: 60	DIRECTOR SINCE: MAY 2014

Committee Membership:	Professional Experience:	Board Qualifications:
• Risk Committee Chair • Nominating and Corporate Governance Committee Member	• Banking and Accounting	• Extensive banking experience, including his previous service as our Chief Financial Officer, and his deep understanding of financial statements, regulation, compliance and corporate governance.
Mr. Pauls served as our Chief Financial Officer from September 2009 to February 2013. From March 2013 to December 2013, Mr. Pauls served as a senior advisor to the Company. In December 2013, Mr. Pauls joined the board of directors, risk committee and audit committee of Essent Group Ltd., and serves as Chairman of the Audit Committee of Essent Group. (NYSE: ESNT). In August 2017, Mr. Pauls joined the Board of Directors, Audit Committee and Risk Committee of Global Atlantic Financial Group and serves as Chairman of the Audit Committee. Between March 2009 and August 2009, Mr. Pauls was self-employed as a consultant. From April 2008 until February 2009, Mr. Pauls served as Executive Vice President of Finance for TD Bank, NA following TD Bank's acquisition of Commerce Bancorp, Inc. in March 2008. Mr. Pauls served as Chief Financial Officer of Commerce Bancorp from March 2002 until the acquisition by TD Bank in March 2008. Mr. Pauls was a member of the three person Office of the Chairman, responsible for overall management, policy making and strategic direction of Commerce Bancorp. From October 1995 to March 2002, Mr. Pauls served as the Chief Accounting Officer of Commerce Bancorp, its Senior Vice President from January 1999 to April 2006 and its Executive Vice President from April 2006 to April 2008. Earlier in his career, Mr. Pauls was a Senior Manager in the Audit Department of Ernst & Young in Philadelphia and Pittsburgh, Pennsylvania. Mr. Pauls received a B.A. in Economics magna cum laude from Dickinson College. Mr. Pauls currently serves on the Board of Trustees of Dickinson College. Mr. Pauls' qualifications to serve on our Board include his extensive banking experience, including his previous service as our Chief Financial Officer, and his deep understanding of financial statements, regulation, compliance and corporate governance.

A. GAIL PRUDENTI	AGE: 65	DIRECTOR SINCE: AUGUST 2015

Committee Membership:	Professional Experience:	Board Qualifications:
• Nominating and Corporate Governance Committee Member • Compensation Committee Member	• Legal	• Extensive legal experience as well as her leadership and relationships in the political and charitable communities.
Judge Prudenti is the Dean at the Maurice A. Deane School of Law at Hofstra University and Executive Director of the Center for Children, Families and the Law at Hofstra. From December 2011 to July 2015, Judge Prudenti served as the Chief Administrative Judge of the Courts of New York State, where she supervised the administration and operation of the statewide court system. From 2002 until December 2011, Judge Prudenti served as the Presiding Justice of the Appellate Division for the Second Judicial Department in New York State. Judge Prudenti served as Associate Justice, Appellate Division for the Second Judicial Department from 2001 to 2002, and as Administrative Judge for the Tenth Judicial District (Suffolk County) from 1999 to 2001. Prior to her appointment as Administrative Judge, Judge Prudenti served as Surrogate of Suffolk County from 1995 to 2000. Judge Prudenti’s judicial career began in 1991 when she was elected to the New York State Supreme Court, where she served until 1995. In 1996, during her tenure as Surrogate, Judge Prudenti was also designated as an Acting Supreme Court Justice and received the additional responsibilities of presiding over a dedicated Guardianship Part. After six years as the Surrogate, Judge Prudenti was reelected to the Supreme Court bench. Judge Prudenti earned her law degree from the University of Aberdeen, in Scotland, which also awarded her an honorary Doctorate of Laws in 2004 and an honorary appointment as Professor in the School of Law. Judge Prudenti earned a Bachelor of Arts with honors from Marymount College of Fordham University and an Honorary Doctorate from Hofstra University in 2016. She is a member of the Advisory Panel of Judges of the New York State Lawyer Assistance Trust Program, a member of the Council of Chief Judges of the National Center for State Courts, a former chairperson of the Office of Court Administration’s Mental Health Curriculum Committee for Trial Judges, co-chair of the Chief Judge’s Task Force on Delay in the Courts, a member of the Chief Judge’s Commission on Public Access to Court Records, a former member of the Chief Administrative Judge’s Judicial Legislative Group and a member of the NYS Office of Court Administration’s Gender Bias and Anti-Discrimination Panel. In addition, the judge is a member of the Judicial Section of the American Bar Association, the former Presiding Member of the Judicial Section of the New York State Bar Association, a member of the New York State Trial Lawyers Association and the New York State Women’s Bar Association, a former co-chair of the Surrogate’s Court Committee of the Suffolk County Bar Association, a member of the Suffolk County Women’s Bar Association, and a member of the Board of Directors of the Suffolk County Columbian Lawyers Association. Judge Prudenti’s qualifications to serve on our board include her extensive legal experience as well as her leadership and relationships in the political and charitable communities.

WILLIAM S. RUBENSTEIN	AGE: 63	DIRECTOR SINCE: AUGUST 2017

Committee Membership:	Professional Experience:	Board Qualifications:
• Risk Committee Member	• Legal
•
More than 33 years of experience representing financial institutions and their boards of directors in a wide range of corporate transactions involving negotiated and contested mergers and acquisitions, the structuring and issuance of complex securities, and governance and regulatory matters.

Mr. Rubenstein is a retired partner of the New York law firm of Skadden, Arps, Slate, Meagher and Flom, LLP. Mr. Rubenstein was with the firm from September 1981 through December 2014, and was made a partner in April 1989. Mr. Rubenstein served as co-head of the firm's Financial Institution Group preceding his retirement. For more than ten years preceding his retirement from Skadden, Mr. Rubenstein served as a trustee of the Firm's pension plan and a member of the Firm's retirement committee, overseeing the investment of the Firm's pension and retirement plan assets. From 2003 to 2013, Mr. Rubenstein served as a trustee of the Stella and Charles Guttman Foundation, a New York not-for-profit established in 1959 dedicated to supporting programs to improve the educational opportunities and the delivery of health and other services for people in low income neighborhoods. Mr. Rubenstein's qualifications to serve on our Board include more than 33 years of experience representing financial institutions and their boards of directors in a wide range of corporate transactions involving negotiated and contested mergers and acquisitions, privately negotiated investments and restructuring transactions, the structuring and issuance of complex securities, and governance and regulatory matters.

SANJIV SOBTI, Ph.D.	AGE: 57	DIRECTOR SINCE: MAY 2014

Committee Membership:	Professional Experience:	Board Qualifications:
• Audit Committee Member • Risk Committee Member	• Finance and Capital Markets
•
Over 30 years of experience in serving as a corporate finance and mergers specialist advising the financial services industry, expertise in valuation analyses and capital markets transactions, and in analyzing and evaluating various financial services businesses.

Dr. Sobti has served at several preeminent Wall Street firms during a career spanning more than 30 years. Since 2007, Dr. Sobti has had an independent consulting business and has served as a senior advisor to Credit Suisse since 2008. In 2006, he co-founded FIRE Capital Fund Management Mauritius Private Limited, the manager for a private equity fund, and served as the Chairman of its Board of Directors until 2011. From 2001 through 2008, Dr. Sobti was a Senior Managing Director of Bear, Stearns & Co. Inc. where he was appointed to the President's Advisory Council and Fairness Opinion Committee. From 1999 to 2001, Dr. Sobti was a Managing Director at J.P. Morgan & Co. where he was recruited as head of Mergers and Acquisitions for Financial Institutions. Previously Dr. Sobti was with Lehman Brothers Inc. from 1989 to 1999 culminating in his serving as Managing Director and co-head of Mergers and Acquisitions for Financial Institutions. Earlier Dr. Sobti worked at Goldman, Sachs & Co. from 1986 through 1989. Dr. Sobti is co-Chair of the International Advisory Board of the University of Pennsylvania's Center for the Advanced Study of India. Dr. Sobti holds a B.A. from St. Stephen's College, University of Delhi, and an M.B.A. and Ph.D. in Finance from The Wharton School, University of Pennsylvania. Dr. Sobti's qualifications to serve on our Board include over 30 years of experience in serving as a corporate finance and mergers specialist advising the financial services industry, expertise in valuation analyses and capital markets transactions, experience in analyzing and evaluating various financial services businesses, and knowledge of complex financial instruments including asset-backed securities and derivatives.

LYNNE WINES	AGE: 64	DIRECTOR SINCE: AUGUST 2015

Committee Membership:	Professional Experience:	Board Qualifications:
• Nominating and Corporate Governance Committee Chair • Audit Committee Member	• Banking	• Extensive banking experience and her deep understanding of financial statements, regulation and compliance.
Ms. Wines is Senior Director, Broward Business Council on Homelessness. From July 2011 to May 2014, Ms. Wines served as President and Chief Executive Officer of First Southern Bank of Boca Raton, Fla. and was responsible for all aspects of market and operations before its acquisition by Centerstate Bank in 2014. From January 2008 to June 2010, she served as President and Chief Operating Officer of CNL Bank, a $1.6 billion independent statewide commercial bank. Ms. Wines served as President & Chief Executive Officer of Commercial Banking South Florida for Colonial Bank, N.A. from 2005 until 2007 following Colonial Bank’s acquisition of Union Bank of Florida. Ms. Wines served as President and Chief Executive Officer of Union Bank of Florida from May 1999 until the acquisition by Colonial Bank, N.A. in February 2005. From January 1986 to May 1999, Ms. Wines served as the Controller of Union Bank of Florida, its Senior Vice President and Chief Financial Officer and its Executive Vice President and Chief Operating Officer. Wines’ professional affiliations include a four-year term on the board of directors of the Florida Bankers Association, a member of Leadership Florida, International Women's Forum, Women's Corporate Directors, and past member of Broward Workshop. Ms. Wines has been a guest lecturer at Florida Atlantic University, Lynn University, and Nova Southeastern University's MBA programs. Civic involvement includes Chairperson of United Way of Broward County, Chair of 211-Broward, as well as leadership roles in several other non-profit organizations. Ms. Wines received a Bachelor of Science from Nova Southeastern University and a Master's in Public Administration, Public Service Leadership from New York University. Ms. Wines completed the Advanced Leadership Initiative Fellowship at Harvard University in December 2016. Ms. Wines' qualifications to serve on our Board include her extensive banking experience and her deep understanding of financial statements, regulation and compliance.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE FOREGOING NINE NOMINEES TO THE BOARD OF DIRECTORS

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Role of Board of Directors
The Company's business and affairs are managed under the direction of the Board of Directors, which is the Company's ultimate decision-making body, except with respect to those matters reserved to the Company's stockholders. The Board of Directors' mission is to maximize long-term stockholder value. The Board of Directors establishes the Company's overall corporate policies, evaluates the Company's CEO and the senior leadership team and acts as an advisor and counselor to senior management. The Board of Directors also oversees the Company's business strategy, planning and risk management framework, as well as the performance of management in executing the Company's business strategy, assessing and managing risks and managing the Company's day-to-day operations.

Director Independence
Under the NYSE listing standards, in order to consider a director independent, the Board of Directors must affirmatively determine that he or she has no material relationship with the Company. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with the Company or its independent registered public accounting firm. The Board of Directors also has adopted independence standards to assist it in making independence determinations. The Company's Director Independence Standards contain the formal director qualification and independence standards adopted by the Board of Directors, and are available as part of the Company's Corporate Governance Guidelines on the Company's website at http://ir.bankunited.com.
The Board of Directors determines annually whether a director is independent at the time the Board of Directors approves director nominations for inclusion in the Company's proxy statement and when a director joins the Board of Directors between annual meetings. Although the determination of whether a director is independent relies on the Board's subjective assessment of all of the relevant facts and circumstances, the Company's Director Independence Standards provide that a director will not qualify as independent if:

•
within the last three years, (i) the director has been an employee of the Company or an immediate family member of the director has been an executive officer of the Company; (ii) the director or an immediate family member of the director has received, during any twelve-month period, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service) and compensation received by a family member for service as a non-executive employee of the Company; (iii) the director or an immediate family member of the director was a partner or employee of the Company's independent registered public accounting firm and personally worked on the Company's audit within that time; and (iv) the director or an immediate family member of the director has been employed as an executive officer of a company in which a present executive officer of the Company at the same time served on the compensation committee of that company's board of directors;

•
the director is a current partner or employee of the Company's independent registered public accounting firm or an immediate family member of the director is a current partner of such firm or a current employee of such firm who personally works on the Company's audit; or

•	the director or an immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such company's consolidated gross revenue.
The Board undertook its annual review of director independence in March 2019. As a result of this review, the Board affirmatively determined that all of the directors and nominees are independent of the Company and its management under the corporate governance standards of the NYSE, with the exception of Rajinder P. Singh. Mr. Singh is our Chairman, President and Chief Executive Officer. In making the determination that Dr. Sobti is independent of the Company and its management, the Board of Directors considered that Dr. Sobti is a senior advisor to Credit Suisse, which is a full-service financial institution that, with its affiliates, had directly and indirectly engaged, and may in the future engage, in financial advisory, investment banking and commercial banking services for us and our affiliates, for which it received, or may receive, customary compensation, fees and expense reimbursement. The Board considered that Dr. Sobti is not an employee of Credit Suisse and also has had an independent consulting business since 2007. In making the determination that Mr. Rubenstein is independent of the Company and its management, the Board of Directors considered that Mr. Rubenstein is a retired partner of the law firm Skadden, Arps, Slate, Meagher and Flom, LLP, which was former counsel of the Company, and may in the future engage in legal services for us and our affiliates, for which it received, or may receive, customary compensation, fees and expense reimbursement.

Board of Directors Meetings and Attendance
The Board of Directors held eight meetings during 2018 and acted by written consent eight times. All of the directors attended 75% or more of the meetings of the Board of Directors and Board committees on which they served during 2018.

Board Leadership Structure
The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our stockholders are served. The Board of Directors regularly reviews and assesses the effectiveness of the Company's leadership structure in the context of the Company's specific circumstances, culture, strategic objectives and challenges.
The Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and CEO because it believes that it should maintain flexibility to select the Chairman and determine the Board leadership structure, from time to time, based on criteria that it deems to be in the best interests of the Company and its stockholders.
Our current structure provides for a combined role of the Chairman of the Board and Chief Executive Officer ("CEO"), along with a Lead Independent Director and the independence of all other directors. Upon the retirement of John A. Kanas, our former Chairman, the Board evaluated the Board leadership structure and determined that Mr. Singh's knowledge of and background with the Company, his deep industry experience and his demonstrated leadership capability benefits our stockholders and employees and that a combined role of Chairman and CEO will best allow us to execute our strategic initiatives and business plan at this time.
The Board of Directors has appointed Mr. DeMark to serve as our Lead Independent Director. Mr. DeMark, who has served as Lead Independent Director since November 2012, provides an independent voice on important issues facing the Company and ensures that those issues are fully considered by the Board of Directors. In his role as Lead Independent Director, Mr. DeMark's duties include, but are not limited to, presiding over regularly scheduled executive sessions with the non-management directors, serving as a liaison between the Board and senior management and assisting the Board of Directors and executive management to ensure compliance with the Company's Corporate Governance Guidelines. Mr. DeMark also has regular communications with our primary bank regulators. As noted above, Mr. DeMark is not seeking reelection to our Board and his term will end at this year's annual meeting.
The newly elected Board will hold a regularly scheduled meeting immediately following the Annual Meeting of Stockholders and will elect a Lead Independent Director at that meeting who will have the same duties and responsibilities described above.
In addition, our Corporate Governance Guidelines provide for additional independent oversight of our operations, risks, business strategy and compensation practices. Consistent with our Corporate Governance Guidelines, the Board of Directors currently consists of independent directors, except for Mr. Singh. Our Corporate Governance Guidelines also require that the non-management directors meet regularly in executive session without the presence of management, which provides an opportunity for the independent directors to freely express their views on important issues.
Through the Company's overall governance structure described above, the Board of Directors believes it has effectively balanced the need for strategic leadership by the Company's Chairman and CEO with the oversight and objectivity of the independent directors and has created an effective and appropriate leadership structure that is conducive to the risk oversight process. The Board of Directors recognizes that, depending on the circumstances, other leadership structures might be appropriate and in the best interests of the Company. Accordingly, the Board of Directors has the discretion to modify the Company's leadership structure if it believes doing so would be in the best interests of the Company.

Committees of the Board of Directors
The Board has established four committees to facilitate its oversight responsibilities; an Audit Committee, a Risk Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. A description of each Board committee is set forth below.
Each committee operates under a written charter. Copies of the charters of the Audit Committee, Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at http://ir.bankunited.com and may also be obtained upon request without charge by writing to the Corporate Secretary, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
Audit Committee
The Audit Committee held 12 meetings during 2018. The Audit Committee meets at least four times annually and privately meets in executive session at such times as the Committee may determine, and meets with management, the chief internal auditor, the independent auditors, and the regulatory examiners as appropriate.
The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Audit Committee assists our Board of Directors in its oversight of: (i) the integrity of the Company's financial statements and the financial reporting process, including the system of disclosure controls; (ii) the Company's compliance with applicable legal and regulatory requirements related to financial matters, (iii) the performance of the Company's internal audit function and the Independent Registered Public Accounting Firm, including its appointment, qualifications, performance, compensation and independence, and (iv) the effectiveness of the Company's system of internal control over financial reporting.
In carrying out its oversight role, the Audit Committee, among other things: (i) reviews the audit plans and findings of our independent registered public accounting firm and our internal audit team; (ii) reviews our financial statements, including any significant financial items and changes in accounting policies, with our senior management and independent registered public accounting firm; and (iii) reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters. In addition, the Audit Committee has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.
The current members of the Audit Committee are Messrs. DeMark (Chairman), Ms. Wines and Dr. Sobti, each of whom the Board of Directors has determined qualifies as an "independent" director as defined under the applicable rules and regulations of the SEC and the NYSE. All of the members of the Audit Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE rules. The Board also has determined that Mr. DeMark qualifies as an "audit committee financial expert" as defined by SEC rules. Mr. DeMark's relevant experience includes over 40 years with KPMG LLP, including 30 years as a partner. Mr. DeMark holds a B.B.A. degree from Hofstra University, is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants (AICPA) and the New York State Society of Certified Public Accountants.
In light of Mr. DeMark not seeking reelection to the Board, the newly elected Board will hold a regularly scheduled meeting immediately following the Annual Meeting of Stockholders and will appoint one or more additional directors to the Audit Committee and will also appoint a new Chair of the Audit Committee. The Board has determined that both Ms. Wines and Dr. Sobti qualify as "audit committee financial experts".
A. Robert Towbin was a member of the Board of Directors and served as a member of the Audit Committee until May 22, 2018.
Risk Committee
The Risk Committee held seven meetings in 2018. The Committee is responsible for assisting the Board in overseeing the Company's enterprise-wide risk management framework and associated policies, processes, quantitative models, and reports developed and implemented by management to identify, measure, monitor, control, and report material risks to support the Company's strategic objectives and business plan consistent with the Board's risk appetite and limits. The Committee oversees risk assessment, monitoring, and management of aggregate credit, interest rate, liquidity, price, operational, compliance/legal, BSA/AML, strategic, and reputation risk, including the adequacy of capital to absorb such risks and related stress testing activities. The Risk Committee is currently comprised of Messrs. Pauls (Chairman), DeMark, Rubenstein and Dr. Sobti, each of whom the Board of Directors has determined qualifies as an "independent" director as defined under the applicable rules of the SEC and NYSE.
Compensation Committee
In accordance with the terms of the Compensation Committee charter, our Compensation Committee is responsible for such matters as the determination of incentive awards, if any, to be paid to our named executive officers and the administration of the BankUnited, Inc. equity incentive plans, including the determination of grant amounts and vesting terms, as well as the approval of any employment agreements with our executive officers and the administration of the BankUnited, Inc. Annual Incentive Plan (the "Annual Incentive Plan"). In addition, the Compensation Committee is responsible for the adoption of and any amendments to the Company’s qualified and non-qualified plans. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other named executive officers, evaluates the performance of these officers in light of those goals and objectives and recommends the compensation of these officers based on such evaluations. The Compensation Committee held five meetings during 2018 and acted by written consent twice. The Compensation Committee is currently comprised of Mr. Dowling (Chairman) and Ms. Blanca and Judge Prudenti, each of whom the Board of Directors has determined qualifies as an "independent" director under the applicable rules and regulations of the SEC and the NYSE.
Mr. Towbin was a member of the Board of Directors and served on the Compensation Committee until May 22, 2108.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors and committee composition. Additionally, the Nominating and Corporate Governance Committee periodically reviews appropriate retirement age and tenure limitations, memberships on other boards and board education and training.
The Nominating and Corporate Governance Committee is also responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters.
The Nominating and Corporate Governance Committee, in consultation with our CEO, further reviews the Company's management succession plans to ensure that an effective succession process is in place and to discuss potential internal successors for both emergency and long-term executive succession. The succession planning activities of the Nominating and Corporate Governance Committee are discussed with the full Board of Directors.
The Nominating and Corporate Governance Committee held five meetings during 2018. The Nominating and Corporate Governance Committee is currently comprised of Ms. Wines (Chairman), Judge Prudenti and Messrs. DiGiacomo, Dowling and Pauls, each of whom qualifies as an "independent" director as defined under the applicable rules of the NYSE.

Risk Management and Oversight
Our Board of Directors oversees our risk management framework, including the company-wide approach to risk management, carried out by our management. Our full Board of Directors determines the appropriate levels of risk for the Company generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks. While our full Board of Directors maintains the ultimate oversight responsibility for risk management, its committees oversee risk in certain specified areas.
In particular, the Risk Committee plays a key role in the Board of Directors' exercise of its risk oversight function. The Risk Committee assists the Board in overseeing the Company's enterprise-wide risk management framework, including the risk appetite statement, risk tolerances and limits, and risk management infrastructure. The Committee oversees the risk assessment process to assist the Board and management in identifying emerging risks that could potentially impact the Company's strategic objectives and business plan.
The Risk Committee also has responsibility for monitoring risks related to information security and cybersecurity and overseeing management's approach to effectively addressing these risks. On a routine basis, the Risk Committee reviews the Company's Information Security Program and regular reporting related to emerging risks and risk metrics in this area. The Committee receives reports from either the Chief Information Security Officer or the Chief Risk Officer and reviews the Information Security Program Annual Report to the Board as well as results of audits of controls and procedures related to information security.

The Risk Committee also reviews regular reporting related to credit, interest rate, liquidity, operational and compliance risk.
The Audit Committee also has a significant role in the Board of Directors' exercise of its risk oversight responsibilities. The Audit Committee is primarily responsible for overseeing matters involving the Company's financial reporting risks and the guidelines, policies and processes for managing such risks, including internal controls over financial reporting. The Audit Committee conducts its risk oversight in a variety of ways, including reviewing management's assessment of the Company's internal control over financial reporting, and reviewing and approving the Company's significant accounting policies. Additionally, the Company's independent registered public accounting firm regularly discusses risks and related mitigation measures that may come to their attention during its regular reviews and audits of the Company's financial statements with the Audit Committee. To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the head of the Company's internal audit department and the Company's independent registered public accounting firm.
The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and practices, as well as the incentives created by the compensation awards it administers. The Compensation Committee reviews our incentive plans to ensure that they appropriately balance risk and reward and do not encourage inappropriate risks, which could impact our financial position and reputation. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board.
Pursuant to our Board's instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Corporate Governance Guidelines, Code of Conduct and Code of Ethics
Our Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which our Board, assisted by Board committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors.
We also have a Code of Conduct, which is applicable to all directors, officers, employees, agents (including consultants and contractors) and temporary personnel of the Company. We have a separate Code of Ethics for Principal Executive and Senior Financial Officers, which contains provisions specifically applicable to our principal executive officer, principal financial officer, principal accounting officer and controller (or persons performing similar functions).
The Corporate Governance Guidelines, the Code of Conduct and the Code of Ethics for Principal Executive and Senior Financial Officers are available on our website at http://ir.bankunited.com. We expect that any amendments to these codes, or any waivers of their requirements, will be disclosed on our website.

Director Compensation
We use a combination of cash and stock-based incentive compensation to attract and retain independent, qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill level we require of members of our Board. Directors who are also our employees do not receive any compensation from us for any period of service on our Board or Board committees that is concurrent with service as an employee.

Our Compensation Committee reviewed director compensation in May 2018. In reviewing director compensation, the Committee considered committee time requirements and responsibilities.
Cash-Based Compensation and Director Compensation Changes Approved in May 2018
For service in 2018, each non-employee director (other than Mr. Kanas) was eligible to receive an annual cash retainer of $100,000 for his or her service on our Board. Mr. Kanas was eligible to receive a cash retainer of $150,000 for his service on our Board and as Chairman in 2018. Based on the recommendation of the Compensation Committee following its review of our director compensation program in May 2018, the Board revised our director compensation program by reducing the committee retainer for the members of the Audit Committee from $50,000 to $25,000 per member and adding a committee retainer for members of the Risk Committee of $25,000 per member. The Board also approved retainer fees of $25,000 for the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee. Messrs. DeMark and Pauls were each eligible to receive an additional $75,000 for their service as chairs of the Audit Committee and Risk Committee, respectively, and Mr. Dowling and Ms. Wines $25,000 for their service as chairs of the Compensation Committee and Nominating and Corporate Governance Committee, respectively. Cash retainers are paid in installments and were prorated for 2018 based on the revised committee fees.
Stock-Based Compensation
On May 23, 2018, our Board approved a grant of 1,000 shares of restricted common stock for each of Mss. Blanca and Wines, Judge Prudenti, Dr. Sobti and Messrs. DeMark, Dowling, Kanas, Pauls and Rubenstein, as well as an additional grant of 2,000 shares of restricted common stock for Mr. DeMark as the Lead Independent Director. Each director's restricted common stock grants vest in three substantially equal annual installments commencing on the first anniversary of the date of grant, except for accelerated vesting in the event of a director's death or disability and in certain circumstances relating to a change in control of the Company. The number of shares of restricted common stock granted to our non-employee directors for service in 2018 and the vesting terms thereof are consistent with the equity award grants to our non-employee directors for service in 2017.
Mr. Kanas' Advisor and Restrictive Covenant Agreement
At the request of the Company, in connection with Mr. Kanas' retirement on December 31, 2016, Mr. Kanas entered into an Advisor and Restrictive Covenant Agreement to provide advisory services to the Company for two years following his retirement date. In addition, Mr. Kanas agreed to extend the duration and broaden the scope of the restrictive covenants, including non-competition and customer non-solicitation restrictions, applicable to him following his retirement. Under the agreement, in consideration for the advisory services, the Company agreed to provide Mr. Kanas with an annual fee of $200,000, office and administrative support, access to healthcare benefits at Mr. Kanas' expense and the opportunity to continue to vest in outstanding equity incentive awards (subject to the achievement of performance goals for any performance-vesting awards).
Mr. Kanas retired from our Board (and his service as a consultant ceased) on December 31, 2018.

The following table shows compensation paid, earned or awarded to each of the non-employee members of our Board for 2018.
Director Compensation for 2018

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(3)	Stock Awards ($)(4)	Total ($)
Tere Blanca	100,000	—	42,800	142,800
Eugene F. DeMark	225,000	—	128,400	353,400
John N. DiGiacomo(1)	36,021	—	—	36,021
Michael J. Dowling	115,188	—	42,800	157,988
John A. Kanas	150,000	327,358	42,800	520,158
Douglas J. Pauls	160,753	—	42,800	203,553
A. Gail Prudenti	100,000	—	42,800	142,800
William S. Rubenstein	115,188	—	42,800	157,988
Sanjiv Sobti, Ph.D.	150,000	—	42,800	192,800
A. Robert Towbin(2)	62,500	—	—	62,500
Lynne Wines	150,000	—	42,800	192,800

(1)	Mr. DiGiacomo was named to our Board on August 23, 2018. Includes a pro rata portion of his annual retainer fee ($100,000) for the period of time Mr. DiGiacomo served on our Board in 2018.

(2)
Mr. Towbin served on our Board until May 22, 2018. Includes a pro rata portion of his annual retainer fee ($100,000) and his Audit Committee fee ($50,000) for the period of time Mr. Towbin served on our Board in 2018.

(3)
Pursuant to the terms of his Restrictive Covenant Agreement, as described above under "—Mr. Kanas' Advisor and Restrictive Covenant Agreement", Mr. Kanas received an annual fee of $200,000. He also received $35,481 for an automobile allowance and $91,877 for a driver allowance.

(4)
The amounts in this column represent the value of restricted common stock awards granted to Mss. Blanca and Wines, Judge Prudenti, Dr. Sobti and Messrs. DeMark, Dowling, Kanas, Pauls and Rubenstein, as described under "—Stock-Based Compensation" and determined in accordance with FASB ASC Topic 718. The grant date fair value is based on the closing price of our stock on the NYSE on the grant date. The closing stock price on May 23, 2018, the date of grant, was $42.80 per share. For valuation assumptions of the awards, see "Note 13, Equity Based and Other Compensation Plans" to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019.

As of December 31, 2018, our non-management directors held the number of unvested shares of restricted stock shown in the table below.

Name	Unvested Restricted Shares (#)
Tere Blanca	1,999
Eugene F. DeMark	6,000
Michael J. Dowling	1,999
Douglas J. Pauls	1,999
A. Gail Prudenti	1,999
William S. Rubenstein	1,000
Dr. Sanjiv Sobti	1,999
Lynne Wines	1,999

2019 Director Compensation Review

Our Compensation Committee annually reviews and if merited, recommends changes to the director compensation program to our Board for approval. In March 2019, the Committee requested that Deloitte Consulting LLP ("Deloitte Consulting") prepare an assessment of the Company's non-employee director compensation program. As one point of reference, Deloitte Consulting reviewed director compensation for directors in BankUnited's Peer Group, as described in "Compensation Discussion and Analysis". In addition to reviewing peer data, Deloitte Consulting and the Compensation Committee considered market and leading practices with respect to director compensation. Based on this review, the Committee recommended changes to the Company's director compensation program, which were approved by the Board and will become effective from the term beginning at the Annual Meeting. The following table summarizes the current director compensation program and the new director compensation program.

Element of Compensation	Current Compensation	Compensation effective May 15, 2019
Annual Cash Retainer	$100,000	$70,000
Equity-Based Compensation	Annual grant of 1,000 restricted shares with 3 year vesting	Annual grant of $70,000 in restricted shares with 1 year vesting
Committee Chair Retainers	Audit - $75,000	Audit - $35,000
	Risk - $75,000	Risk - $35,000
	Nominating and Corporate Governance - $25,000	Nominating and Corporate Governance - $25,000
	Compensation - $25,000	Compensation - $25,000
Committee Member Retainers	Audit - $25,000	Audit - $25,000
	Risk - $25,000	Risk - $25,000
Lead Independent Director	Annual grant of 2,000 restricted shares with 3 year vesting	Annual grant of $35,000 in restricted shares with 1 year vesting
Equity Retention *	N/A	Directors will be required to own shares of the Company's common stock with a market value of 5 times the annual cash retainer of $70,000
*Under the requirements of the program, the director will not sell equity [other than to cover taxes related to the vesting of an equity awards] if, after giving effect to such sale, his or her respective retained equity (including vested and unvested equity) has a value that is less than the required multiple for the annual cash retainer

Director Nominating Process and Diversity
The Board of Directors is responsible for nominating members for election to the Board of Directors and for filling vacancies on the Board of Directors that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. When formulating its Board of Directors membership recommendations, the Nominating and Corporate Governance Committee may also consider advice and recommendations from others, including stockholders, as it deems appropriate.
The Nominating and Corporate Governance Committee and the Board of Directors believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences and other differentiating characteristics, is an important element of nomination for Board membership. The Nominating and Corporate Governance Committee has not identified any specific minimum qualifications that must be met for a person to be considered as a candidate for director. However, Board candidates are selected based on various criteria including experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board of Directors. Although the Board of Directors does not have a formal diversity policy, the Nominating and Corporate Governance Committee and Board of Directors review these factors, including diversity, in considering candidates for board membership. Board members are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings and the Company's annual meetings of stockholders.
Candidates Nominated by Stockholders
The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. Our Corporate Governance Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Pursuant to the Company's Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Nominating and Corporate Governance Committee for election at the 2020 annual meeting may do so by delivering written notice, no earlier than January 15, 2020 and no later than February 14, 2020, of such nominees' names to BankUnited, Inc., 14817 Oak Lane Miami Lakes, FL 33016, Attention: Corporate Secretary. Any stockholder of record or beneficial owner of common stock on whose behalf a nomination is being proposed must (i) be a stockholder of record or beneficial owner on the date of the giving of such notice, on the record date for the determination of stockholders entitled to notice of and to vote at the 2020 annual meeting of stockholders and at the time of the 2020 annual meeting of stockholders and (ii) comply with the applicable notice procedures set forth in the Company's Amended and Restated By-Laws.
The Company's Amended and Restated By-Laws require that certain information must be included in the notice provided to the Company's Corporate Secretary regarding the nomination and the stockholder giving the notice, the beneficial owner on whose behalf the notice is made, if any, and any affiliate or associate of the stockholder or the beneficial owner (collectively, the "Nominating Person"). The information required to be set forth in such notice includes (i) the name and address of the Nominating Person, (ii) information regarding the common stock owned, directly or indirectly, beneficially or of record by the Nominating Person, (iii) whether and the extent to which any derivative or other instrument, transaction, agreement or arrangement has been entered into by or on behalf of the Nominating Person with respect to the common stock and certain additional information relating to any such instrument, transaction, agreement or arrangement as described in the Company's Amended and Restated By-Laws, (iv) any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies with respect to such business and (v) a description of all arrangements or understandings (including any anticipated benefits to the Nominating Person as a result of the nomination) between or among the Nominating Person and the candidate and any other person in connection with the proposed nomination. The notice must also include a representation that the stockholder giving the notice intends to appear in person or by proxy at the 2020 annual meeting to nominate the person named in the notice.
The Company's Amended and Restated By-Laws also require that the notice provide certain information regarding the candidate whom the Nominating Person proposes to nominate as a director, including (i) certain biographical information, such as name, age, business and residential address and principal occupation, (ii) the information that would be required to be provided if the candidate were a Nominating Person, (iii) a resume or other written statement of the qualifications of the candidate and (iv) all other information regarding the candidate, including the written consent of the candidate indicating that the candidate is willing to be named in the proxy statement as a nominee and serve as a director if elected, that would be required to be disclosed in a proxy statement or other filings made with the SEC in connection with the solicitation of proxies for director elections.
For a complete description of the procedures and disclosure requirements to be complied with by stockholders in connection with submitting director nominations, stockholders should refer to the Company's Amended and Restated By-Laws.
No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

Communications with the Board of Directors
Any interested parties desiring to communicate with the Board of Directors or any of the independent directors regarding the Company may directly contact such directors by delivering such correspondence to such directors (or the entire Board) in care of the Company's Corporate Secretary at BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.
The Audit Committee of the Board of Directors has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Persons wishing to communicate with the Audit Committee may do so by writing in care of the Chairman, Audit Committee, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016.

Executive Sessions
The rules of the NYSE require the non-management directors of the Company to regularly meet in executive session without management. In 2018, non-management directors of the Company met in executive session four times. The Company's Corporate Governance Guidelines state that a non-management independent director shall be chosen to preside at each executive session. Mr. DeMark currently serves as the Presiding Director and it is expected that the newly elected Lead Independent Director will serve in this role following this year's annual meeting. For information regarding how to communicate with non-management directors as a group and one or more individual members of the Board, including the Presiding Director, see "Communications with the Board of Directors" above.

Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management's consent to retain outside advisors.

Attendance at Annual Meeting
As stated in our Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the current directors attended the 2018 annual meeting of stockholders except for Mr. DiGiacomo who was not a member of the Board at that time.

Compensation Committee Interlocks and Insider Participation
In 2018, our Compensation Committee consisted of Mr. Dowling (Chairman), Ms. Blanca and Judge Prudenti. Mr. Towbin served as a member of the Committee until May 22, 2018. None of them had at any time in the last fiscal year been one of our officers or employees, and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K.
None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of the Company's common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based solely on a review of such reports and written representations from the directors and executive officers, the Company believes that all reports that were required to be filed under Section 16(a) during 2018 were timely filed except due to an administrative error by the Company, a Form 4 reporting one transaction was filed late on behalf of Mr. Singh, a Form 4 reporting one transaction was filed late on behalf of Mr. Kanas, a Form 4 reporting one transaction was filed late on behalf of Mr. Rubenstein, a Form 4 reporting one transaction was filed late on behalf of Thomas M. Cornish and a Form 4 reporting one transaction was filed late on behalf of Leslie N. Lunak.

EXECUTIVE OFFICERS
Set forth below is information, as of the date of the Annual Meeting, concerning the Company's named executive officers and Mr. Bagnoli, an executive officer of the Bank.

Name	Age	Position
Rajinder P. Singh	48	Chairman, President and Chief Executive Officer
Leslie N. Lunak	61	Chief Financial Officer
Thomas M. Cornish	60	Chief Operating Officer
Mark P. Bagnoli	67	Chief Risk Officer of BankUnited, N.A.
Rishi Bansal	45	Chief Investment Officer of BankUnited, N.A.
Jeffrey Starr	58	General Counsel of BankUnited, N.A.
Rajinder P. Singh. For biographical information regarding Mr. Singh, see page 9.

Leslie N. Lunak

Position:	Position Since:	Age:
• Chief Financial Officer	• March 2013	• 61
Ms. Lunak has been our Chief Financial Officer since March 2013. Ms. Lunak served as the Bank's Executive Vice President and Chief Accounting Officer from June 2012 through March 2013 and as Senior Vice President, Finance from October 2010 through June 2012. From August 2004 through October 2010, Ms. Lunak was an Audit Director at the public accounting firm McGladrey & Pullen, LLP. Her responsibilities included overseeing audit engagements and the performance of financial and accounting consulting services for clients primarily engaged in the financial services industry, serving as a designated national financial services industry specialist and serving as a subject matter expert in a variety of technical accounting areas, including derivatives, equity instruments, fair value accounting and acquisition accounting. She was also responsible for the development and presentation of a wide variety of continuing education courses for both internal and external audiences. From 2001 through August 2004, Ms. Lunak was a senior audit manager with the certified public accounting firm Adair, Fuller, Witcher and Malcom, with oversight responsibility for all of the firm's audit engagements. From June 1985 through 2001, Ms. Lunak was an independent consultant, providing finance and accounting related services to clients consisting primarily of community banks and thrifts and the U.S. Drug Enforcement Administration. From 1979 through June 1985, Ms. Lunak was with the public accounting firm Deloitte, where she was an audit manager serving primarily clients in the banking industry and was designated a national banking industry specialist. She was named one of South Florida Business Journal's Influential Business Women of 2019 and is a member of the Board of Directors of the Urban League of Broward County. Ms. Lunak is a Florida CPA and received a B.S. in Accounting from Oklahoma State University.

Thomas M. Cornish

Position:	Position Since:	Age:
• Chief Operating Officer	• January 2017	• 60
Mr. Cornish has been our Chief Operating Officer since January 2017. Mr. Cornish was the Bank's President, Florida Region from March 2014 through December 2016. From 2003 to March 2014, Mr. Cornish served as President and Chief Executive Officer of Marsh & McLennan Agency, Florida Region. Prior to that, he held several senior leadership positions with SunTrust Bank from 1983 through 2003. While with Marsh & McLennan Agency, Mr. Cornish was recognized with honors as "Miami's CEO of the Year" by the South Florida Business Journal and the "Ultimate CEO" by Business Leader Magazine. Mr. Cornish was also elected to the Florida International University ("FIU") School of Business Hall of Fame in 2013. In 2017, Mr. Cornish received the Torch Award from the FIU Alumni Association, the organization's highest award that recognizes alumni and faculty making positive impacts on their profession, the community and the university. Mr. Cornish currently serves on the Board of Directors and Executive Committee, and previously served as Chairman of the Board of the FIU Foundation. He is also the past Chairman of the FIU Wolfsonian Museum and past Chairman of the Board of the Miami Children’s Hospital Foundation. Mr. Cornish is a past Chairman of the Beacon Council and Assurex Global Corporation.  He is a past board member of the Camillus House, The Chapman Partnership and past member of the Orange Bowl committee. Mr. Cornish earned his B.A. degree from Florida International University.

Mark P. Bagnoli

Position:	Position Since:	Age:
• Chief Risk Officer of BankUnited, N.A.	• December 2013	• 67
Mr. Bagnoli has been the Bank's Chief Risk Officer since December 2013. Mr. Bagnoli is an internal audit and risk management professional with more than 25 years of experience in large to mid-size financial services companies, and he most recently served as the Bank's Executive Vice President and Chief Auditor from December 2009 through December 2013. Prior to joining BankUnited, Mr. Bagnoli served as an independent consultant from 2008 through 2009 and as Executive Vice President and Chief Risk Officer of the Federal Home Loan Bank in Chicago from 2005 through 2008. Prior to that position, he was with JPMorgan Chase/Bank One for more than 20 years where he rose through the ranks to Senior Vice President, Corporate Audit. Mr. Bagnoli has an M.B.A. from Northwestern University's Kellogg Graduate School of Management and received a B.S. in accounting from Seton Hall University.

Rishi Bansal

Position:	Position Since:	Age:
• Chief Investment Officer of BankUnited, N.A.	• February 2017	• 45
Mr. Bansal has been the Bank's Chief Investment Officer since February 2017 and most recently served as Executive Vice President, Mortgage Portfolio. Mr. Bansal joined the Bank in July 2009, and was part of the advisory group that worked on the Bank's acquisition. In his role as Chief Investment Officer, Mr. Bansal is responsible for the bank’s investment securities portfolio. He manages the Bank's residential loan portfolio, residential mortgage warehouse business and Pinnacle Public Finance business. Prior to joining BankUnited, Mr. Bansal was a Managing Director in fixed income with Merrill Lynch from 2007 through 2009 and a fixed income trader at Lehman Brothers from 1998 through 2007. Mr. Bansal received a Post Graduate Diploma in Management from Indian Institute of Management, Ahmedabad and earned his Bachelor of Technology (Chemical Engineering) from Indian Institute of Technology, Delhi.

Jeffrey Starr

Position:	Position Since:	Age:
• General Counsel of BankUnited, N.A.	• August 2009	• 58
Mr. Starr has been the Bank's General Counsel since August 2009. As previously disclosed, on March 15, 2019, Mr. Starr submitted his resignation effective May 1, 2019. In his role as General Counsel, Mr. Starr is responsible for overseeing the Bank's Legal, Regulatory Compliance, Corporate Fraud and Community Development and Outreach departments. Mr. Starr has more than 25 years of experience representing financial institutions, and in 2011 was named as a General Counsel Leading Lawyer by the South Florida Business Journal. Prior to joining BankUnited, from 2006 through 2009, Mr. Starr served as Managing Vice President and Chief Counsel for Capital One, N.A. Mr. Starr joined Capital One when it acquired North Fork Bank, where he had served as Senior Vice President and General Counsel since 1997. Earlier in his career, Mr. Starr was associated with the law firms of Wickham, Wickham & Bressler, Lord Day & Lord, Barrett Smith and Finley, Kumble, Wagner, Underberg, Manley, Myerson & Casey where he represented a multitude of clients including several in the financial services industry. Mr. Starr received his J.D. from The Jacob D. Fuchsberg Law Center at Touro College and his B.A. in political science from Muhlenberg College. Mr. Starr is a member of the Board of Governors for The Jacob D. Fuchsberg Law Center at Touro College and a member of the Legal Cabinet for the Miami chapter of the United Way.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
The Audit Committee has appointed KPMG LLP to serve as BankUnited, Inc.'s independent registered public accounting firm for its fiscal year ending December 31, 2019. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee's appointment of KPMG LLP, which has served as BankUnited, Inc.'s independent registered public accounting firm or independent auditor since 2009. Although BankUnited, Inc. is not required to seek stockholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. If the appointment of KPMG LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG LLP.
Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2019.

Report of the Audit Committee
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee consists of directors who have been determined by the Board of Directors to be independent of the Company as prescribed by the NYSE and the SEC. The Company's management has the primary responsibility for the financial statements and for the reporting process, including the establishment and maintenance of the system of internal control over financial reporting. KPMG LLP, the Company's independent registered public accounting firm, is responsible for auditing the financial statements prepared by management, expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and auditing the Company's internal control over financial reporting and expressing an opinion on the effectiveness thereof. In this context, the Audit Committee has reviewed the audited financial statements and met and held discussions with management and KPMG LLP regarding the fair and complete presentation of those financial statements and the assessment of the Company's internal control over financial reporting.
The Audit Committee has discussed with KPMG LLP matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board (the "PCAOB") and has reviewed and discussed KPMG LLP's independence from the Company and its management. As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit Committee concerning independence. The Audit Committee has concluded that KPMG LLP is independent from the Company and its management.
The Audit Committee meets with the Chief Financial Officer and representatives of KPMG LLP, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting programs.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.
The Audit Committee
Eugene DeMark (Chairman)
Sanjiv Sobti, Ph.D.
Lynne Wines

Auditor Fees and Services
The following table presents fees for professional services provided by KPMG LLP in each of the last two fiscal years in each of the following categories, including related expenses:

	2018	2017
Audit Fees	$2,188,900	$2,430,500
Audit-Related Fees	154,500	186,500
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,343,400	$2,617,000
Audit Fees: Includes the aggregate fees billed by KPMG LLP for professional services and expenses rendered for the audit of the Company's consolidated financial statements, reviews of consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q and the audit of the Company's internal control over financial reporting. Also includes the aggregate fees billed for professional services performed in connection with the Company's filing of certain registration statements and the related issuance of consents.
Audit-Related Fees: Includes the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit of the Company's consolidated financial statements and are not reported under "Audit Fees." These services primarily relate to attestation services performed to report on the Company's compliance with certain contractual provisions of the Purchase and Assumption Agreement between the Company and the FDIC, compliance with certain requirements applicable to the U.S. Department of Housing and Urban Development and the audit of the BankUnited 401(k) Plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee has adopted a policy that requires advance approval of all audit, audit related tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged. The Audit Committee pre-approved all of the audit and audit related services provided to the Company by KPMG LLP in fiscal year 2018.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of the executive officers who appear in the "Summary Compensation Table for 2018." Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2018 were the individuals set forth in the table below:

Named Executive Officer	Title
Rajinder P. Singh	Chairman, President and Chief Executive Officer
Leslie N. Lunak	Chief Financial Officer
Thomas M. Cornish	Chief Operating Officer
Rishi Bansal	Chief Investment Officer of BankUnited, N.A.
Jeffrey Starr	General Counsel of BankUnited, N.A.

EXECUTIVE SUMMARY
2018 Performance and Highlights
2018 was a pivotal year for the Company as we laid a foundation to position us well for the future while executing on our strategic priorities of long-term growth in profitability, sustainable balance sheet growth and safety and soundness.

•
Diluted earnings per share was $2.99 for the year ended December 31, 2018, compared to $2.65, excluding the impact of a discrete income tax benefit and related professional fees, for the year ended December 31, 2017.(1)

•	We repurchased repurchased approximately 8.4 million shares of the Company’s common stock for an aggregate purchase price of $300 million during 2018.

•
In 2018, interest earning assets grew by $2.3 billion and total deposits increased by $1.6 billion, of which $550 million was non-interest bearing demand deposits, representing 18% annual growth in non-interest bearing demand deposits.

•
During the fourth quarter of 2018, we executed the final sale of covered loans under the terms of our Single Family Shared-Loss Agreement with the Federal Deposit Insurance Corporation (“FDIC”). The Single Family Shared-Loss Agreement was formally terminated in February 2019. Also during the fourth quarter of 2018, we sold substantially all of our taxi medallion finance portfolio.

Key performance highlights are summarized below (dollars in thousands, except per share data):(1)

(1)
Tangible book value per share, diluted earnings per share excluding the impact of a discrete income tax benefit and related professional fees, and return on average equity and return on average assets, each excluding the impact of a discrete income tax benefit and related professional fees, are non-GAAP financial measures. See pages 74 through 76 of the Company's Form 10-K for the fiscal year ended December 31, 2018 on our website at http://ir.bankunited.com for reconciliations of these non-GAAP financial measures to the respective comparable GAAP financial measurements.

(2)	Return on average assets and return on average equity for 2017 exclude the impact of a discrete income tax benefit and related professional fees.

Non-Performing Assets Ratio

(1)	Source: SNL Financial. Financial data as of most recent quarter available. Similarly sized banks include median values for publicly traded U.S. banks with assets from $10-50 billion.

Compensation Philosophy and Objectives
BankUnited's executive compensation program is centered on a pay-for performance philosophy, which aligns executive compensation with stockholder value and determines program design. We believe that our compensation program also discourages inappropriate risk by avoiding undue emphasis on any one metric or short-term goal and having a cap on incentive payments.
Key Elements of our Executive Compensation Program:

Emphasis on Pay for Performance	Attract and Retain Key Executives	Align Interests of our Executives with those of our Stockholders	Balance Risk and Reward - Discourage Inappropriate Risk Taking

Best Practices in Executive Compensation
The Company employs a number of practices that reflect our commitment to good compensation governance practices.

WHAT WE DO	WHAT WE DON'T DO
✓ Use an independent compensation consultant to advise on executive compensation matters	✗ Do not have compensation programs that encourage unnecessary and excessive risk taking
✓ Design compensation programs to drive long-term performance	✗ No income tax or excise tax gross-ups
✓ Incorporate an overriding performance condition in our performance metrics	✗ No reloading, repricing or backdating options
✓ Consider peer group data when making executive compensation decisions	✗ Do not permit hedging, pledging or short-selling of the Company's stock by executive officers
✓ Set multi-year vesting periods for equity awards	✗ Do not provide excessive severance arrangements
✓ Require equity ownership and retention - CEO equals 6 times base salary and other NEOs equals 3 times base salary	✗ Do not pay dividends or dividend equivalents on performance stock units (PSUs) or restricted stock units (RSUs) until vested
✓ Have a recoupment policy	✗ Do not provide [guaranteed] bonuses to our named executive officers
✓ Regularly engage with stockholders on compensation and governance matters
✓ Maintain an independent Compensation Committee
✓ Provide a majority of the NEO's compensation opportunity in the form of incentive awards, aligning compensation with the Company's performance
✓ All equity awards granted after March 1, 2019 require "double-trigger" vesting provisions upon a change in control

Consideration of Say-on-Pay Vote Results and the Importance of Stockholder Feedback
At our most recent annual meeting of stockholders, held on May 23, 2018, the Company conducted an advisory vote to approve its executive compensation for the fiscal year ended December 31, 2017. Stockholders expressed support for the compensation of our NEOs, with 92.3% of the votes present in person or represented by proxy at the meeting and entitled to vote on the matter cast to approve our 2017 executive compensation proposal. The Board and the Compensation Committee value the perspectives of our stockholders regarding executive compensation, took into account the results of this advisory vote and maintained the same overall approach for 2018.
At the 2018 annual meeting, a majority of stockholders also voted to have a Say-on-Pay vote each year. As a result, we will conduct an annual advisory vote on executive compensation until our next stockholder vote on the frequency of this matter.
We continue to have active discussions with our institutional stockholders regarding the Company's performance and executive compensation programs.
HOW COMPENSATION DECISIONS ARE MADE
Role of the Compensation Committee
Our Compensation Committee, which is composed entirely of independent directors, is responsible for overseeing the compensation and benefit programs applicable to our executive officers and non-employee directors. Our Compensation Committee meets at least quarterly (five times in person and once by written consent in 2018) to approve amounts paid to our executive officers and non-employee directors and administer our incentive plans, which includes the determination of performance metrics, target pay levels, grant amounts and vesting terms of awards under such plans. Our Compensation Committee is responsible for determining whether our executive compensation policies are reasonable and appropriate, that compensation practices meet the stated objectives of those policies and effectively serve the best interests of the Company and our stockholders.
Role of Management
In evaluating compensation, our Compensation Committee receives and considers information and recommendations from our Chief Executive Officer. Our Compensation Committee has discretion to approve, disapprove or modify recommendations made by our Chief Executive Officer. Our Chief Executive Officer is not present during deliberations or voting by our Compensation Committee relating to his own compensation.
Role of our Independent Compensation Consultant
Pursuant to its charter, our Compensation Committee may in its sole discretion, retain or obtain the advice and assistance of a compensation consultant, legal counsel or other adviser. Our Compensation Committee may retain or obtain the advice of an adviser only after taking into consideration factors related to that person’s independence from management, including each of the factors it is required to take into consideration under the Corporate Governance Standards of the New York Stock Exchange, subject to limited exceptions. Our Compensation Committee is responsible for the appointment, compensation, and oversight of any adviser it retains. The Company is obligated to provide appropriate funding for the compensation of any such adviser.
In July 2015, our Compensation Committee engaged Deloitte Consulting to assist with a thorough review of our entire executive compensation framework. The Compensation Committee further engaged Deloitte Consulting in the fall of 2016 in connection with the promotion of Mr. Singh to President and Chief Executive Officer ("CEO") to conduct a review of the Company's executive compensation program for the CEO and to provide market compensation data for Mr. Singh's new role as President and CEO. Deloitte Consulting reviewed target total direct compensation, including base salary, annual incentive and long-term incentives of CEO's in the industry peer group. Deloitte Consulting further examined compensation practices for internally promoted CEOs at 13 banks and financial services companies with median total assets of $22 billion.
In early 2017, the Compensation Committee engaged Deloitte Consulting to review the competitiveness of the Company's compensation packages for Ms. Lunak and Mr. Cornish. Deloitte Consulting examined target total direct compensation, including base salary, annual incentive and long-term incentives for seven COOs and 16 CFOs in BankUnited's established peer group.
Use of Peer Groups
In February 2018, the Compensation Committee engaged Deloitte Consulting to review the composition of our peer group due to the growth of the Company and the consolidation of the 2016 peer group with the acquisitions of four of the banks. In developing a peer group, Deloitte Consulting reviewed companies that are similar in size based on total assets and market capitalization, have similar business strategies, and compete in the same markets as BankUnited. The Compensation Committee approved a new peer group in March 2018 composed of 20 companies. The Company does not seek to set compensation at a specific level relative to the peer group, but may consider compensation levels of peer group executives as one factor in its evaluation of executive compensation levels. The Committee further benchmarks certain incentive performance metrics against comparative peer group results and may consider compensation governance practices of peers among other factors in its evaluation of the Company's practices.
The members of the 2018 peer group are(1):

Bank OZK	New York Community Bank
Bancorpsouth	Pacwest Bancorp
Cullen/Frost Bankers	People's United Financial
East West Bancorp	Signature Bank
FCB Financial(1)	Synovus Financial
FNB Corp	TCF Financial
First Republic Bank	Texas Capital Bancshares
Fulton Financial	UMB Financial Corp
IBERIABANK Corporation	Valley National Bancorp
Investors Bancorp	Western Alliance Bancorporation
(1) FCB Financial was originally included in the peer group, but was acquired by Synovus Financial on January 1, 2019.

2018 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Overriding Performance Condition

If the Company fails to be well-capitalized in any year, as defined by the applicable federal banking regulator for purposes of the prompt corrective action provisions of the Federal Deposit Insurance Act, no performance-based awards will be payable or granted to the CEO, Chief Financial Officer, Chief Operating Officer or Chief Investment Officer regardless of the Company having met the established performance criteria.

2018 Capital Position
• Exceeded all requirements to be considered "well capitalized"
• CET1 risk based capital of 12.6%
• Tier 1 leverage ratio of 9.0%
Key Components of our Executive Compensation Program

Our executive compensation program provides a mix of salary, short and long-term incentives, and benefits that we believe are aligned with our business strategy and are designed to maximize long-term stockholder value.

	Component of Pay	Form of Pay	Objective
Fixed	Base Salary	Cash	To attract and retain key executive talent by providing a level of income security for services rendered during the fiscal year that is not at risk.
At-Risk	Annual Incentive Program	Performance-based cash payment	To reward the achievement of annual financial and other performance related goals, aligning pay with performance.
At-Risk	Long-Term Equity-Based Incentive Program (LTIP)	Restricted Stock Units (RSUs)	To motivate and retain executives by aligning their long-term interests with those of stockholders through sustained performance.
Performance Stock Units (PSUs)

In light of our focus on paying for performance, the Compensation Committee structures compensation packages for the NEOs such that a majority of each officer's target compensation opportunity is delivered through incentive compensation, with a significant portion of the total target incentive compensation opportunity delivered through long-term incentive compensation.(1)

(1) Mr. Bansal became eligible to participate in the executive compensation program in March 2018 and did not participate in the 2018 LTIP program. In February 2018, Mr. Bansal received a restricted stock award in accordance with the Company's Policy on Incentive Compensation Arrangements for his service in 2017. Details of the award are described below under "2018 Grants of Plan-Based Awards".

Base Salaries

NEO	2017 Base Salary	2018 Base Salary¹
Mr. Singh	$935,000	$1,000,000
Ms. Lunak	500,000	500,000
Mr. Cornish	630,000	630,000
Mr. Starr	375,000	375,000
Mr. Bansal	400,000	450,000
(1) Mr. Bansal's base salary was increased from $400,000 to $450,000 effective March 1, 2018 and Mr. Singh's base salary was increased from $935,000 to $1,000,000 effective March 22, 2018.
In 2018, Mr. Bansal's scope of responsibility increased when he assumed oversight of additional aspects of the Company's business and his salary was adjusted accordingly.
In March 2018, in concurrence with the review and update to the Company's Peer Group, the Compensation Committee requested that Deloitte Consulting conduct a competitive review of the Company's executive compensation program for the CEO based on the new Peer Group. Deloitte Consulting examined base salary, target annual incentive and target long-term incentive for CEOs in BankUnited’s 20 company peer group to assess the competitiveness of Mr. Singh's total compensation. Based on the review, the Compensation

Committee increased Mr. Singh's annual base salary from $935,000 to $1,000,000. The Committee also increased Mr. Singh's target annual incentive and target long-term incentive.
2018 Annual Incentive Awards
Messrs. Singh, Cornish and Bansal and Ms. Lunak
Each year, the Compensation Committee sets the performance criteria that are used to calculate annual incentive awards for Messrs. Singh, Cornish and Bansal and Ms. Lunak. The Committee considers the Company's overall strategic objectives when evaluating and establishing performance criteria. The Compensation Committee established the following performance criteria for 2018, measured against the Peer Group:

•	Relative ratio of non-performing assets (excluding covered assets) to total assets

•	Relative year-over-year percentage growth in revenue

•	Relative year-over-year percentage growth in operating net income
For 2017, the annual performance criteria included year-over-year percentage growth in non-covered loans and leases and relative year-over-year percentage growth in total deposits. These criteria were removed for 2018 and relative year-over-year percentage growth in revenue was added. The Compensation Committee believes these changes better align executive compensation with the Company's strategic objective of long-term growth in profitability. At the end of 2018, the Company's performance with respect to each of the foregoing measures relative to the 2018 Peer Group was assigned a percentile ranking. All of the performance metrics were weighted equally for purposes of determining the annual incentive payout. The amount awarded was determined based on the average percentile ranking ("APR") in accordance with the following grid. Performance at or above the 75th percentile of the defined peer group would have resulted in the maximum payout.

APR	Payout (% of Target)	Rajinder P. Singh	Thomas M. Cornish	Leslie N. Lunak	Rishi Bansal
0% - 44%	$0	$0	$0	$0	$0
45% - 59%	75%	$1,125,000	$708,750	$328,125	$337,500
60% - 74%	100%	$1,500,000	$945,000	$437,500	$450,000
75% - 100%	150%	$2,250,000	$1,417,500	$656,250	$675,000
Results for 2018 are summarized below:

	2018 Revenue Growth	2018 NPA Ratio	2018 Operating Net Income Growth	APR
BankUnited	9.99%	0.43%	54.98%
Percentile Ranking	62.00%	45.90%	78.50%	62.13%

(1)
For purposes of determining operating net income growth and revenue growth of the Company or its peers, reported amounts may be adjusted to remove the impact of material unusual or non-recurring items. These adjustments, of necessity, require a certain degree of judgment. The amount of such adjustments is not determined by any of the NEOs whose compensation is impacted by the results and is reviewed by the Compensation Committee. 2018 Operating income for the Company was adjusted to exclude additional amortization of the FDIC indemnification asset related to the final covered loan sale and termination of the Single Family Shared-Loss Agreement as well as the impact of the sale of the taxi medallion finance portfolio. 2017 Operating Income for the Company was adjusted to exclude the impact of a discrete income tax benefit and related professional fees and 2017 Revenue for the Company was adjusted to exclude non-recurring gains on sale of investment securities formerly covered under the Commercial Shared-Loss Agreement.

•
For the year ended December 31, 2018, the APR was calculated at 62.13%, resulting in Annual Cash Incentives being paid at the target level of $1,500,000 for Mr. Singh, $945,000 for Mr. Cornish, $437,500 for Ms. Lunak and $450,000 for Mr. Bansal.

Mr. Starr
In 2018, Mr. Starr was eligible to receive a cash incentive award determined in accordance with the Company's Policy on Incentive Compensation Arrangements, which provides that incentive amounts are to be based on the past, present and expected future contributions of an employee or group of employees to the overall success, safety and soundness of the organization. Factors considered by the Compensation Committee in evaluating those contributions include, among other things: overall individual performance, overall organizational performance, individual contribution to organizational performance, business segment performance, successful completion of projects or initiatives and level of individual responsibilities. The Company's Policy on Incentive Compensation Arrangements is designed to balance risk and financial, operational and strategic results in a manner that does not encourage employees to expose the Company to imprudent risks.
On February 28, 2019, the Compensation Committee evaluated the performance of Mr. Starr based on the factors above and approved a cash incentive award in the amount of $237,500.
2018 Long-Term Incentive Program (LTIP) Awards
Messrs. Singh and Cornish and Ms. Lunak
Time-Based Awards (RSUs)
In 2018, Messrs. Singh and Cornish and Ms. Lunak were eligible to receive an annual grant of RSUs. On March 22, 2018, the Compensation Committee awarded Mr. Singh 30,766 RSUs, with a grant date fair value of $1,250,023, Mr. Cornish 13,568 RSUs, with a grant date fair value of $551,268, and Ms. Lunak 7,692 RSUs, with a grant date fair value of $312,526. The RSUs vest over a three-year term subject to the executive's continued service. The first one-third vested on December 31, 2018, and one-third will vest on each of December 31, 2019 and 2020.
Performance-Based Awards - Performance Period January 1, 2018 - December 31, 2020 (PSUs)
In 2018, Messrs. Singh and Cornish and Ms. Lunak were eligible to receive an annual grant of PSUs. The performance period for the PSUs granted in 2018 commenced on January 1, 2018, and will end on December 31, 2020.

•
Performance will be measured based on the achievement relative to specified peer companies of three equally-weighted performance metrics determined by the Compensation Committee: (a) relative growth in tangible book value, (b) total stockholder return and (c) relative net charge-off ratio.

•
Relative growth in tangible book value and relative net charge-off ratio are measured against the 2018 Peer Group and total stockholder return is measured against the banks in the KBW Regional Bank Index.

•
The PSU award was denominated in a target number of shares at the beginning of the performance period based on the target value of the PSU award and the fair market value of the Company's common stock at the grant date. The actual number of shares earned will be determined at the end of the three-year measurement period based on actual performance.

•
At the end of the performance period, the Company's performance with respect to each of the equally-weighted performance metrics will be assigned a percentile ranking. The number of PSUs earned at the end of the performance period will be determined based on the APR.

•	PSU awards will pay out at the maximum level if the Company's performance is at or above the top third of the defined peer groups.

•	Payouts are capped at 150% of the executive’s target dollar value.

Targets for Performance-Based Awards (PSUs) Granted in 2018

	0% - 33%	34% - 66%		67% - 100%
	Low	Target	Target Shares	Maximum	Maximum Shares
Rajinder P. Singh	$—	$1,250,000	30,766	$1,875,000	46,149
Thomas M. Cornish	$—	$551,250	13,568	$826,875	20,352
Leslie N. Lunak	$—	$312,500	7,692	$468,750	11,538
Messrs. Bansal and Starr
Mr. Bansal became eligible to participate in the executive compensation program during 2018 and did not participate in the LTIP program in 2018.
In 2018, Mr. Starr was eligible to receive a restricted stock award in accordance with the Company's Policy on Incentive Compensation Arrangements, the amount of which was determined on the same basis as his annual incentive award. On February 28, 2019, the Compensation Committee evaluated the performance of Mr. Starr and approved a restricted stock award of 10,000 shares to Mr. Starr, which was scheduled to vest in equal installments on March 1, 2020, 2021, 2022 and 2023, subject to his continued service. On March 15, 2019, Mr. Starr resigned from his employment with the Company and his 2019 restricted stock award and other unvested restricted stock awards will be forfeited on May 1, 2019.
PSUs Granted in February 2016
As previously disclosed in our 2017 proxy statement, Mr. Singh was granted PSUs in February 2016 for the performance period of January 1, 2016 through December 31, 2018. The PSU award was denominated in a target number of shares at the beginning of the performance period based on the target value of the PSU award and the fair market value of the Company's common stock at the grant date.
Performance was measured based on the achievement relative to the 2016 Peer Group of three equally-weighted performance metrics, which were determined by the Compensation Committee: (a) relative growth in tangible book value, (b) total stockholder return and (c) relative net charge-off ratio.
Relative growth in tangible book value and relative net charge-off ratio were measured against the 2016 Peer Group and total stockholder return was measured against the banks in the KBW Regional Bank Index.
The Compensation Committee reviewed the Company's performance with respect to each of the performance metrics in March 2019 and determined the percentile ranking for each metric relative to the Company's 2016 peer group. The amount awarded was determined based on the APR in accordance with the following grid. The Company's performance resulted in a payout at the target level.

Rajinder P. Singh 2016 PSUs
APR	Payout (% of Target)	# of Shares
0% - 33%	-%	-
34% - 66%	100%	17,588
67% - 100%	150%	26,382

Results for 2016 are summarized below:

	Relative Operating Income Growth	Relative 3-year Total Shareholder Return	Relative Net Charge-off Ratio	APR
BankUnited	25.30%	-8.25%	0.26%
Percentile Ranking	76.00%	9.60%	25.00%	36.87%
OTHER ELEMENTS OF COMPENSATION
Retirement Programs
All of the Company's full-time employees (including the Company's NEOs) are eligible to participate in a 401(k) plan. In addition, certain of the Company's employees, including the NEOs, are eligible to participate in our Nonqualified Deferred Compensation Plan, the terms of which are described in additional detail below under "Nonqualified Deferred Compensation." The Company has no defined benefit pension plans.
Welfare Programs
The Company offers a variety of health and other welfare benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company's NEOs are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company's employees. In addition, pursuant to Mr. Singh's employment agreement, the Company pays all premiums on and otherwise maintains in good standing a second to die split-dollar life insurance arrangement providing for a death benefit of $15 million.
No Excise Tax Gross-Ups and Limited Perquisites
The Company does not provide excise tax gross-ups to its employees. In 2018, Messrs. Singh and Starr each received a car allowance and Mr. Singh was provided with a company-paid driver. These limited perquisites are similar to those offered by companies with which the Company competes for talent and enable employees to better focus on their duties to the Company.
Limited Severance Arrangements
In order to promote the retention of our executive leadership team, particularly in the event of a potentially disruptive corporate transaction, the Company provides customary but limited severance arrangements to its NEOs. In addition, the CEO is party to an employment agreement with the Company. The terms of these arrangements are described below under "Potential Payments Upon Termination or Change-in-Control."
OTHER CONSIDERATIONS
Equity Ownership Requirement
We believe that requiring members of our senior management to invest and maintain ownership in our Company better aligns their interests with the interests of our stockholders. The Company's Executive Ownership Policy provides that so long as the executive is employed and a NEO, the executive will not sell equity [other than for purposes of tax withholding due upon the settlement of an equity awards or to pay the exercise price due upon the exercise of an option] if, after giving effect to such sale, his or her respective retained equity (including vested and unvested shares and options) has a value that is less than the required multiple of his or her salary.

Our current guidelines require:

Named Executive Officer	Minimum Equity Ownership
Chief Executive Officer	6 times base salary
All Other Named Executive Officers	3 times base salary
The NEOs have three years from the date they were appointed as an NEO to meet their target ownership level requirement. Mr. Bansal became an NEO in 2017. The stock ownership requirement may be satisfied by:

•	Vested and unvested common stock

•	Vested and unvested stock options

•	Vested and unvested restricted stock units

Equity Ownership
Named Executive Officer	Ownership Requirement	Approximate Stock Value Required to be Held	Holds Required Amount	Percent of Required Amount Owned (1)
Rajinder P. Singh	6 X Base Salary	$6,000,000	Yes	581%
Thomas M. Cornish	3 X Base Salary	$1,890,000	Yes	171%
Leslie N. Lunak	3 X Base Salary	$1,500,000	Yes	175%
Rishi Bansal	3 X Base Salary	$1,200,000	No	91%
Jeffrey Starr	3 X Base Salary	$1,125,000	No	95%
(1) Value is based on the $32.15 closing price of our stock on record date, March 22, 2019.
Recoupment Policy
The Company has a recoupment policy, which provides that, if we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any reporting requirement, our Board (or a committee thereof) may require reimbursement or forfeiture of incentive-based compensation received by any of our current or former NEOs during the three-year period preceding the date on which we are required to prepare the accounting restatement. The amount to be recouped is based on the excess of the amount of incentive-based compensation paid based on the erroneous financial information over the amount that would have been paid based on the financial information as restated. This policy is in addition to our ability to seek reimbursement or forfeiture of compensation pursuant to the terms of any plan, policy or agreement or applicable law.
Anti-Hedging and Anti-Pledging of Company Securities
The Company has an anti-hedging and anti-pledging policy which prohibits directors and executive officers of the Company from engaging in hedging transactions such as (but not limited to) zero-cost collars, equity swaps, and forward sale contracts in the Company’s securities, as well as pledging of the Company's securities as collateral for a loan or from holding securities in a margin account. Other employees are restricted from engaging in these transactions while in possession of material non-public information regarding the Company.
Tax Implications
Certain of our performance-based incentive compensation programs were designed to permit the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which historically limited the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation qualified as "performance-based," although the Company reserved the right to pay compensation that did not qualify as "performance-based" from time to time. Federal legislation passed on December 22, 2017, repealed the exemption from Section 162(m)'s deduction limit for "performance-based" compensation and the limitation on deductibility generally was expanded to include all individuals who are considered NEOs in any year beginning after December 31, 2016. As a result, compensation paid to our NEOs in excess of $1 million may not be deductible for taxable years commencing after December 31, 2017, other than with respect to payments made pursuant to certain "grandfathered" arrangements entered into prior to November 2, 2017. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will qualify for future tax deductibility. Despite the change in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.
Compensation Risk Assessment
At least annually, our Compensation Committee assesses the compensation policies and practices applicable to our employees, including our executive officers, and considers whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
We believe our compensation programs strike the appropriate balance between the short-term and long-term performance of the Company. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions mitigates the risk that employees, including our executive officers, will be encouraged to undertake excessive or inappropriate risk. The Company's compensation program also is subject to internal controls, and we rely on principles of sound governance and good business judgment in administering our compensation programs.
Based on its assessment in 2018, our Compensation Committee has determined, in its reasonable business judgment, that the Company's compensation policies and practices as generally applicable to its executive officers and employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT
The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Michael J. Dowling, Chair
Tere Blanca
A. Gail Prudenti

Summary Compensation Table for 2018
The following summary compensation table sets forth the total compensation paid or accrued for the years 2016, 2017 and 2018 to our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($)(3)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Rajinder P. Singh	2018	985,460	—	2,500,045	1,500,000	—	613,872	(7)	5,599,377
Chairman, President and Chief Executive Officer	2017	935,000	—	1,870,074	1,402,500	1,740	509,258		4,718,572
	2016	700,000	—	2,550,016	1,050,000	—	421,700		4,721,716
Leslie N. Lunak	2018	500,000	—	625,052	437,500	—	12,375	(8)	1,574,927
Chief Financial Officer	2017	483,333	—	1,025,089	437,500	913	12,150		1,958,985
	2016	400,000	—	383,875	350,000	—	11,925		1,145,800
Thomas M. Cornish	2018	630,000	—	1,102,536	945,000	—	12,375	(8)	2,689,911
Chief Operating Officer	2017	608,334	—	1,702,120	945,000	295	12,150		3,267,899
	2016	500,000	—	614,200	553,462	—	11,925		1,679,587
Rishi Bansal	2018	441,667	—	805,600	450,000	—	12,375	(8)	1,709,642
Chief Investment Officer BankUnited, N.A.	2017	400,000	450,000	816,800	—	913	12,150		1,679,863
Jeffrey Starr	2018	375,000	237,500	483,360	—	—	24,375	(9)	1,120,235
General Counsel BankUnited, N.A.	2017	375,000	237,500	490,080	—	84	24,150		1,126,814
	2016	375,000	237,500	368,520	—	—	23,925		1,004,945

(1)	Effective March 1, 2018, Mr. Bansal's base salary was increased from $400,000 to $450,000. Mr. Singh's base salary was increased from $935,000 to $1,000,000 effective March 22, 2018.

(2)	For Mr. Starr, the amount reported for 2018 represents a discretionary bonus earned for performance in 2018 and paid during the first quarter of 2019.

(3)
Amounts shown do not reflect the compensation actually realized in 2018 by the named executive officers. Instead, amounts represent the aggregate grant date fair value of performance and restricted shares granted to the named executive officers during 2018 calculated in accordance with FASB ASC Topic 718. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 13 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(4)
On March 22, 2018, the Compensation Committee awarded Mr. Singh 30,766 RSUs and 30,766 PSUs, Mr. Cornish 13,568 RSUs and 13,568 PSUs and Ms. Lunak 7,692 RSUs and 7,692 PSUs. For PSUs, the amount included is based on the probable outcome of performance conditions, which is equal to the target amount. Assuming satisfaction of performance conditions at the maximum level, the PSUs granted to (x) Mr. Singh would have had a grant date fair value of $1,875,034 (as opposed to the target grant date fair value of $1,250,023 reported above); (y) Mr. Cornish would have had a grant date fair value of $826,902 (as opposed to the target grant date fair value of $551,268 reported above) and (z) Ms. Lunak would have had a grant date fair value of $468,789 (as opposed to the target grant date of $312,526 reported above).

(5)
Other than RSUs and PSUs, we typically grant stock awards early in the year as part of total year-end compensation awarded for prior year performance. As a result, the amounts for those stock awards generally appear in the Summary Compensation Table for the year after the performance year upon which they were based. On March 1, 2018, Mr. Bansal was awarded 20,000 restricted shares and Mr. Starr was awarded 12,000 restricted shares for their performance in the 2017 fiscal year and overall contributions to the Company

(6)	For each of Messrs. Singh, Cornish and Bansal and Ms. Lunak the amounts reported reflect a performance-based cash incentive award earned for performance in 2018 and paid in the first quarter of 2019.

(7)
Includes contributions of $12,375 and $95,083 made by us on Mr. Singh's behalf to our 401(k) plan and Nonqualified Deferred Compensation Plan, respectively, $42,533 for an automobile allowance, $83,314 for a driver allowance, and $380,567 representing imputed income related to Mr. Singh's split-dollar life insurance arrangement and the expense recorded by the Company in 2018 for the associated post retirement benefit.

(8)	Represents a contribution of $12,375 made by us on behalf of each of Messrs. Cornish and Bansal and Ms. Lunak to our 401(k) plan.

(9)	Represents a contribution of $12,375 made by us on Mr. Starr's behalf to our 401(k) plan and $12,000 for an automobile allowance.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to the plan-based awards granted to each of our named executive officers during 2018.
2018 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rajinder Singh	3/22/2018	—	1,500,000	2,250,000	—	30,766	46,149	30,766	(2)	2,500,045
Leslie Lunak	3/22/2018	—	437,500	656,250	—	7,692	11,538	7,692	(2)	625,052
Thomas Cornish	3/22/2018	—	945,000	1,417,500	—	13,568	20,352	13,568	(2)	1,102,536
Rishi Bansal	3/22/2018	—	450,000	675,000	—	—	—	—		—
	3/1/2018	—	—	—	—	—	—	20,000	(3)	805,600
Jeffrey Starr	3/1/2018	—	—	—	—	—	—	12,000	(3)	483,360

(1)
Represents PSUs granted under the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan (the "2014 Plan"). These PSUs are based on a three-year performance period from January 1, 2018 through December 31, 2020. Each PSU represents the right to receive, at settlement, and at the discretion of the plan administrator, one share of common stock or cash in an amount equal to the fair market value of one share of common stock. At the time of settlement, the NEO will be eligible to receive a dividend award in an amount equal to the dividends that would have been paid during the performance period but only to the extent the underlying award vests. At the discretion of the plan administrator, the dividend award can be settled in cash equal to the dividend award, or shares having a fair market value equal to such dividend award.

(2)
Represents RSUs granted under the 2014 Plan. In the case of Messrs. Singh and Cornish and Ms. Lunak, one-third of the RSUs vested on December 31, 2018 and the unvested portion of the awards will vest in equal installments on December 31, 2019 and December 31, 2020. Each RSU represents the right to receive, at settlement, and at the discretion of the plan administrator, one share of common stock or cash in an amount equal to the fair market value of one share of common stock. At the time of settlement, the NEO will be eligible to receive a dividend award in an amount equal to the dividends that would have been paid prior to settlement. At the discretion of the plan administrator, the dividend award can be settled in cash equal to the dividend award, or shares having a fair market value equal to such dividend award.

(3)
Represents restricted stock awards granted under the 2014 Plan. On March 1, 2018, Mr. Bansal was awarded 20,000 restricted shares and Mr. Starr 12,000 restricted shares for their performance in the 2017 fiscal year and overall contributions to the Company. The restricted shares are scheduled to vest in equal, annual installments on March 1, 2019, 2020 and 2021, subject to continued employment through the applicable vesting dates, and participate in dividends declared on common shares. On March 15, 2019, Mr. Starr resigned from his employment with the Company and his restricted stock awards were forfeited.

(4)
Represents the fair value of PSUs, RSUs and restricted stock awards based on the closing price of the Company's common stock at the date of grant pursuant to FASB ASC Topic 718. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 13 in the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018. For performance-based awards, the amount included is based on the probable outcome of performance conditions, which is equal to the target amount.

Outstanding Equity Awards at Fiscal Year-End
The following table shows grants of equity awards outstanding on December 31, 2018 for each of our named executive officers.
Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units/Shares of Stock That Have Not Vested		Market Value of Units/Shares of Stock That Have Not Vested (6)	Number of Unearned Units/Shares or Other Rights That Have Not Vested (7)	Market or Payout Value of Unearned Units/Shares or Other Rights That Have Not Vested (6)
Rajinder P. Singh	747,509	—	27.00	2/2/2021	68,778	(1)	2,059,213	55,634	1,665,682
Leslie N. Lunak	18,000	—	22.24	11/17/2020	19,158	(2)	573,591	16,004	479,160
Thomas M. Cornish	—	—	—	—	30,387	(3)	909,787	28,229	845,176
Rishi Bansal	—	—	—	—	40,000	(4)	1,197,600	—	—
Jeffrey Starr	—	—	—	—	24,000	(5)	718,560	—	—

(1)	18,544 RSUs scheduled to vest on December 31, 2019, 10,255 RSUs scheduled to vest on December 31, 2020 and 39,979 RSUs scheduled to vest on December 31, 2021.

(2)
5,335 RSUs scheduled to vest on December 31, 2019 and 2,564 RSUs scheduled to vest on December 31, 2020. For 11,259 shares, 4,167 vested on February 12, 2019, 3,546 vested on March 30, 2019 and 3,546 are scheduled to vest on March 30, 2020.

(3)
9,409 RSUs scheduled to vest on December 31, 2019 and 4,523 on December 31, 2020. For 16,455 shares, 6,667 shares vested on February 12, 2019, 4,894 vested on March 1, 2019 and 4,894 are scheduled to vest on March 1, 2020.

(4)	6,667 shares vested on February 12, 2019 and 13,333 on March 1, 2019. For 20,000 shares, 13,333 are scheduled to vest on March 1, 2020 and 6,667 on March 1, 2021.

(5)	4,000 shares vested on February 12, 2019 and 8,000 vested on March 1, 2019. For 12,000 shares, 8,000 are scheduled to vest on March 1, 2020 and 4,000 on March 1, 2021.

(6)	Based on the $29.94 closing price of our common stock on December 31, 2018.
(7) Represents Messrs. Singh and Cornish's and Ms. Lunak's 2017 and 2018 PSUs, assuming satisfaction of performance goals at the target level (performance has not yet been achieved). Vesting is based on the Company’s achievement relative to specified peer companies of three equally-weighted performance metrics determined by the Compensation Committee: relative growth in tangible book value, relative total stockholder return and relative net charge-off ratio over a three-year period ending December 31, 2019 (2017 PSUs) and December 31, 2020 (2018 PSUs). See the description of the 2018 PSUs and vesting terms in "Performance-Based Awards - Performance Period January 1, 2018 - December 31, 2020."

Vesting of Restricted Stock and RSUs
The following table contains information regarding the exercise of stock options and vesting of restricted stock and RSUs by our named executive officers, during fiscal year 2018.
2018 Stock Awards Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Units/Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Rajinder P. Singh	241,939	3,729,360	41,996	(2)(3)	1,257,360
Leslie N. Lunak			8,333	(4)	330,570
Leslie N. Lunak			3,547	(4)	141,809
Leslie N. Lunak			5,334	(3)	159,700
Thomas M. Cornish			13,333	(4)	528,920
Thomas M. Cornish			4,894	(4)	197,130
Thomas M. Cornish			9,410	(3)	281,735
Rishi Bansal			13,333	(4)	528,920
Rishi Bansal			6,667	(4)	268,547
Jeffrey Starr			8,000	(4)	317,360
Jeffrey Starr			4,000	(4)	161,120

(1)
The value is equal to the closing market price of a share of our common stock on the vesting or exercise date, multiplied by the number of shares vesting or acquired on such date (in the case of options, less the applicable exercise price).

(2)	Includes 17,588 PSUs that vested pursuant to the terms of PSU award agreements. Receipt of the shares represented by the PSUs is deferred until settlement (which occurred on March 15, 2019).

(3)	Represents RSUs that vested in December 2018. Receipt of the shares represented by the RSUs is deferred until settlement (which occurred on March 15, 2019).

(4)	Represents restricted shares vested pursuant to the terms of restricted stock award agreements.
Nonqualified Deferred Compensation
Nonqualified Deferred Compensation Table for 2018

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
	($)(1)	($)(2)	($)	($)	($)(3)
Rajinder P. Singh	126,778	95,083	262,606	—	4,248,017
Leslie N. Lunak	418,750	—	106,090	—	1,896,001
Thomas M. Cornish	141,750	—	20,261	—	350,811
Rishi Bansal	269,167	—	66,879	123,141	1,391,255
Jeffrey Starr	23,750	—	6,492	—	110,165

(1)
The full amount of the contribution for Messrs. Singh, Cornish, Bansal and Starr and Ms. Lunak to the Nonqualified Deferred Compensation Plan is reflected as compensation earned as part of each executive's "Salary", and/or "Bonus" or "Non-Equity Incentive Plan Compensation" in 2018 in the "Summary Compensation Table for 2018."

(2)
Amounts reflect our contributions, if any, to the Nonqualified Deferred Compensation Plan for the applicable named executive officer. These amounts are also reported in the "All Other Compensation" column of the "Summary Compensation Table for 2018."

(3)
These amounts include amounts previously reported in the Summary Compensation Table as "Salary," "Bonus," "Non-Equity Incentive Plan Compensation" or "All Other Compensation" for years prior to 2018, in the following aggregate amounts: $1,502,400 for Mr. Singh, $654,583 for Ms. Lunak, $173,019 for Mr. Cornish, $660,000 for Mr. Bansal and $47,500 for Mr. Starr.

Our Nonqualified Deferred Compensation Plan allows each named executive officer to defer up to 100% of salary and cash bonus or incentives. Mr. Singh is eligible to receive company matching contributions under the plan. For the 2018 plan year, we contributed an amount equal to 100% of the first 1% plus 70% of the next 5% of eligible compensation that Mr. Singh elected to defer under the plan. Amounts deferred by a named executive officer are vested at all times and amounts that we contribute on the executive's behalf will become vested upon the earlier to occur of a change in control (as defined in the plan), the executive's death, disability, attainment of age 65 or completion of two years of service. The Company credits each participant's account with income based on either an annual interest rate determined by the Company's Compensation Committee or returns of selected investment portfolios, as elected by the participant. The annual interest rate has ranged from 6.08% in 2009 to 6.86% in 2018. Amounts deferred under our Nonqualified Deferred Compensation Plan are distributed upon a date specified by the executive, which may be no earlier than January 1 of the third plan year following the plan year in which the compensation would have otherwise been paid to the executive, or upon the earliest to occur of the executive's separation from service, disability or a change in control.
Potential Payments Upon Termination or Change-in-Control
The employment arrangements with our named executive officers provide for certain severance payments and benefits, to the extent applicable, in the event of a termination of employment as described below:
Employment Agreement with Mr. Singh
Mr. Singh is the only executive subject to an employment agreement. Mr. Singh has been a party to various employment agreements with us since July 2009. In connection with Mr. Singh's appointment as President and Chief Executive Officer on January 1, 2017, the Company amended his current employment agreement to reflect the change in his title and reporting relationship, the increase in his annual base salary effective January 1, 2017, and to reflect a three-year term, commencing January 1, 2017 (the "Employment Term"). The Employment Term may be extended by mutual agreement of the parties. If the Employment Term would expire on or following the date of the first public announcement of a transaction or other event that would constitute a change in control (such announcement, a “Public Announcement”) and prior to consummation of such change in control, the Employment Term would automatically extend for a period of one year from the date the Employment Term would otherwise have expired, except that the Employment Term would not be automatically extended on or following the date on which such potential change in control were terminated or abandoned.
The employment agreement with Mr. Singh provides that, in the event of his termination of employment by the Company without Cause or by him for Good Reason (as defined in the employment agreement) during the Employment Term, Mr. Singh would be entitled to receive, subject to an execution of a release of claims against the Company, (i) payment of an amount equal to two times the sum of his base salary and target annual incentive opportunity (or three times such sum if termination occurs on or following a change in control); (ii) payment of his prorated annual incentive award based on actual performance for the year of termination (or a prorated annual incentive award based on target performance if termination occurs on or following a change in control); (iii) full vesting of his RSU awards (and any other time-based equity awards); (iv) vesting of his PSU awards based on actual achievement for the performance criteria (or, if the termination occurs following a Public Announcement, the PSU awards will convert into a time-based RSU award (with the number of units determined based on the award agreement) that vest on the later of the change in control and the date of termination); (v) continued coverage under the Company’s group health plans at the Company’s expense for up to 24 months following termination; and (vi) continuation of Mr. Singh's split-dollar life insurance arrangement.
In addition, the employment agreement provides that, in the event of Mr. Singh's termination of employment during the Employment Term due to his death or Disability (as defined in the employment agreement), Mr. Singh would be entitled to receive the benefits described in (iii)-(vi) above. In the event Mr.

Singh's employment with the Company terminates for any reason following expiration of the Employment Term he would be entitled to receive the benefits described in (iii), (iv) and (vi) above.
Upon a change in control, the PSU awards granted to Mr. Singh under his employment agreement would automatically convert to time-based RSUs (“Converted RSUs”) that vest at the completion of the three-year performance period, subject to his continued employment with the Company through the vesting date. In the event of Mr. Singh’s termination of employment due to death or Disability, without Cause by the Company, for Good Reason by Mr. Singh or for any reason following the expiration of such employment agreement, prior to a Public Announcement, any unvested portions of the PSU awards would vest based on actual achievement of the performance criteria. If any such termination occurs on or following a Public Announcement and contingent on the consummation of the change in control, the Converted RSUs would fully vest on the later to occur of (i) the date of such change in control and (ii) the termination date.
Mr. Singh's employment agreement does not require the Company to reimburse him for the amount of any golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code. Instead, if the payments to be received by Mr. Singh under the employment agreement would result in the imposition of the golden parachute excise tax, the amount payable would be paid in full or reduced to such lesser amounts that would result in no portion of the payments being subject to the golden parachute excise tax, whichever would result in Mr. Singh's receipt of the greatest amount under his employment agreement on an after-tax basis.
Mr. Singh is subject to confidentiality and non-disparagement obligations under his employment agreement as well as non-competition and non-solicitation covenants for a period of 18 months following a termination of employment during the Employment Term by the Company for Cause or following Mr. Singh's voluntary resignation without Good Reason.
The employment agreement is subject to regulatory laws to the extent applicable.
Change in Control Agreement with Ms. Lunak and Messrs. Bansal and Starr
Ms. Lunak and Messrs. Bansal and Starr have change in control agreements pursuant to which, if the executive's employment is terminated by the Company without Cause (as defined in the change in control agreement), or by the executive due to a reduction in base salary, each within six months following a change in control of the Company, the executive would be entitled to a payment in the amount equal to one year of his or her base salary, payable on the date that is six months following the change in control. The agreement further provides for payment, on the date that is six months following completion of the change in control, of a lump sum retention bonus equal to one year of base salary (as in effect immediately prior to the change in control), subject to his or her continued employment with BankUnited and any successor to BankUnited through such date.
Equity Awards
In the event of a change in control, all outstanding restricted stock awards and RSUs granted prior to March 1, 2019 (other than the equity awards described under "Employment Agreement with Mr. Singh") held by the named executive officers that are then unvested would be subject to accelerated vesting, and any performance-based shares to be prospectively awarded with respect to a pending performance period would be granted and vested at target levels.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers, which were estimated assuming that the triggering event took place on the last business day of the fiscal year (December 31, 2018) and calculated using the closing price per share of our common stock on such date ($29.94), and also assumes a cash-out of equity awards in connection with a change in control. The amounts set forth below do not reflect any potential reduction to avoid application of Sections 280G and 4999 of the Internal Revenue Code.

	Cash Severance	Continued Benefits	Value of Acceleration of Equity	Total
	($)	($)	($)	($)
Rajinder P. Singh (1)
Death / Disability	—	1,301,368	3,724,895	5,026,263
For Cause / Without Good Reason	—	—	—	—
Without Cause / For Good Reason	6,500,000	1,301,368	3,724,895	11,526,263
Change in Control	9,000,000	1,301,368	3,724,895	14,026,263

Leslie N. Lunak
Change in Control	500,000	—	1,052,750	1,552,750

Thomas M. Cornish
Change in Control	—	—	1,754,963	1,754,963

Rishi Bansal
Change in Control	450,000	—	1,197,600	1,647,600

Jeffrey Starr
Change in Control	375,000	—	718,560	1,093,560

(1) Continued benefits includes continuation of Mr. Singh's split-dollar life insurance arrangement.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that companies may use to determine their CEO pay ratio, the ratio reported below may not be comparable to the ratios reported by other companies.
We are using the same median employee for our 2018 pay ratio calculation as we used for the 2017 calculation. We have not had a significant acquisition, divestiture or reduction in our workforce and the Company's compensation practices have not changed during 2018 in a way that could significantly impact the pay ratio or median employee. Further, the designated median employee's title, job responsibilities and circumstances have remained similar throughout 2018. As disclosed in our 2018 proxy statement, to determine the median employee we took the following steps:

1.
We determined that, as of December 31, 2017, our employee population consisted of approximately 1,764 full- and part-time employees, all of whom were located in the United States. We have no seasonal or temporary employees.

2.
To identify the "median" employee" from our employee population, we compared the amount of gross pay of our employees (excluding our CEO) as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we annualized the compensation of approximately 311 full-time employees and part-time employees who were hired in 2017 but did not work for us for the entire fiscal year.

3.	Once we identified our median employee, we combined all of the elements of such employee's compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.	With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2017 Summary Compensation Table included in the 2018 Proxy Statement.
For 2018, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $87,800 and

•	the annual total compensation of our CEO, as reported in the "Total" column of the Summary Compensation Table included elsewhere in this Proxy Statement was $5,599,377.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Singh, our Chairman, President and Chief Executive Officer, to the median of the annual total compensation of all employees was 63.8 to 1.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2018, relating to the Company's equity compensation plans pursuant to which grants of equity incentive awards to acquire shares of our common stock may be granted from time to time.

Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by securityholders	1,275,181	(1)	N/A		2,061,095

Equity compensation plans not approved by securityholders	954,251	(2)	$26.54	(3)	118,847	(4)
Total	2,229,432				2,179,942

(1)	Includes 1,275,181 shares subject to restricted share awards and RSUs issued under the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan (the "2014 Plan").

(2)
Includes 954,251 shares subject to stock options under the BankUnited, Inc. 2009 Stock Option Plan (the "2009 Plan") and the BankUnited, Inc. 2010 Omnibus Equity Incentive Plan (the "2010 Plan"). Excludes 10,589 shares subject to outstanding stock options under the Heritage Bank, N.A. 2008 Stock Incentive Plan, which options have a weighted-average exercise price of $25.25. This plan was assumed in connection with the Company's acquisition of Herald National Bank. No further awards are available for issuance under this plan.

(3)	Represents the weighted average exercise price of stock options only.

(4)	These shares are available under the 2010 Plan. The 2009 Plan was frozen on February 12, 2014 and no further awards are available for issuance thereunder.
In connection with the IPO, the Company adopted the 2010 Plan. The 2010 Plan is administered by the Board or a committee thereof and provides for the grant of non-qualified stock options, share appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards to selected employees, directors or independent contractors of the Company and its affiliates. The number of shares of common stock authorized for award under the 2010 Plan is 7,500,000, of which 118,847 shares remained available for issuance as of December 31, 2018.
Shares of common stock delivered under the 2010 and 2014 Plans may consist of authorized but unissued shares or previously issued shares reacquired by the Company. The term of a share option or stock appreciation right issued under the 2010 and 2014 Plans may not exceed ten years from the date of grant and the exercise price may not be less than the fair market value of the Company's common stock at the date of grant. Awards issued prior to March 1, 2019 are subject to full vesting upon a "change in control" (as defined in the 2010 and 2014 Plans). Awards granted after March 1, 2019 that are assumed in connection with, or otherwise continued following, a change in control are not subject to vesting upon a change in control, but may be eligible for vesting upon a qualifying termination of employment thereafter.
In March 2019, the Compensation Committee granted awards of 503,680 restricted shares to employees in recognition of their contribution to the Company's performance in fiscal year 2018 and 60,290 incentive restrictive share awards from the 2014 Plan.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")
As required by Section 14A of the Securities Exchange Act, the Board of Directors is providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is referred to as a "Say-on-Pay" vote.
As described in more detail under the heading "Compensation Discussion and Analysis," we believe that our executive compensation programs appropriately motivate and retain our executives while effectively aligning the interests of our named executive officers with those of our stockholders. We target total compensation for our NEOs at market and peer group competitive levels, while delivering pay which is linked to company performance over time.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers generally, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Because the vote is advisory, it will not be binding upon our Board of Directors or Compensation Committee and we will not be required to take any action as a result of the outcome of the vote. However, our Board of Directors and Compensation Committee value the opinions of our stockholders and, will take the results of the vote into consideration when making compensation decisions.
For the reasons set forth above, and the others described elsewhere in this Proxy Statement, the Board of Directors recommends approval of the following non-binding resolution:
"RESOLVED, that the stockholders hereby APPROVE, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Company's Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this Proxy Statement."
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ON AN ADVISORY, NON-BINDING BASIS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.

BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of the Company's equity securities as of March 22, 2019: (1) each person or entity, based on information contained in Schedules 13G filed with the SEC, who owns of record or beneficially more than 5% of any class of the Company's voting securities; (2) each of the Company's executive officers and directors; and (3) all of the Company's directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of SEC. To our knowledge, each stockholder will have sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote to the following table. Unless otherwise indicated in a footnote, the business address of each person is our corporate address, c/o BankUnited, Inc., 14817 Oak Lane, Miami Lakes, Florida 33016.
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 22, 2019. We did not, however, deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	%
Executive Officers, Directors and Director Nominees:
Rajinder P. Singh(1)	1,084,159	1.1
Thomas M. Cornish(2)	100,779	*
Leslie N. Lunak(3)	81,844	*
Rishi Bansal(4)	38,244	*
Jeffrey Starr(5)	33,255	*
Mark P. Bagnoli(6)	29,529	*
Tere Blanca(7)	6,000	*
Eugene F. DeMark(8)	18,800	*
John N. DiGiacomo	500	*
Michael Dowling(9)	6,000	*
Douglas J. Pauls(10)	225,912	*
A. Gail Prudenti(11)	4,230	*
William S. Rubenstein(12)	1,362	*
Sanjiv Sobti(13)	5,000	*
Lynne Wines(14)	4,000	*
All executive officers and directors as a group (15 persons)	1,639,614	1.7
Greater than 5% Stockholders (Other than Executive Officers and Directors):
The Vanguard Group(15)	9,993,708	10.2
T. Rowe Price Associates, Inc.(16)	7,179,328	7.3
Diamond Hill Capital Management, Inc.(17)	6,838,595	6.9

(1)	Includes 68,778 RSUs and 747,509 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 22, 2019.

(2)
Includes 4,894 restricted shares, 13,932 RSUs and 400 shares held by the P.A. Castellanos-Cornish Revocable Trust, for which Mr. Cornish serves as a co-trustee. Mr. Cornish disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein. The address of the P.A. Castellanos-Cornish Revocable Trust is 9555 SW 69th Court, Pinecrest, FL 33156.

(3)
Includes 7,092 restricted shares, 7,899 RSUs and 18,000 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 22, 2019.

(4)	Includes 20,000 restricted shares.

(5)	Includes 22,000 restricted shares.

(6)	Includes 15,333 restricted shares.

(7)	Includes 1,999 restricted shares.

(8)	Includes 6,000 restricted shares.

(9)	Includes 1,999 restricted shares.

(10)
Includes 1,999 restricted shares, 163,532 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days following March 22, 2019 and 31,000 shares held by the Pauls Family Foundation, for which Mr. Pauls serves as co-trustee. Mr. Pauls disclaims beneficial ownership of these securities except to the extent of his pecuniary interests therein. The address of the Pauls Family Foundation is 4055 Gnarled Oaks Lane, Johns Island, SC 29455.

(11)	Includes 1,999 restricted shares and 330 shares held by Judge Prudenti's spouse.

(12)	Includes 1,000 restricted shares.
(13) Includes 1,999 restricted shares.
(14) Includes 1,999 restricted shares

(15)
Based on the Schedule 13G dated as of January 31, 2019 filed with the SEC, The Vanguard Group is deemed to have beneficial ownership of 9,993,708 shares of common stock, including sole voting power over 50,210 shares, shared voting power over 12,147 shares, sole dispositive power over 9,942,640 shares and shared dispositive power over 51,068 shares. Based on the Schedule 13 G dated as of January 31, 2019 filed with the SEC, the address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(16)
Based on the Schedule 13G dated as of December 31, 2018 filed with the SEC, T. Rowe Price Associates, Inc. and its affiliates are deemed to have beneficial ownership of 7,179,328 shares of common stock, including sole voting power over 1,776,097 shares and sole dispositive power over 7,179,328 shares. Based on the Schedule 13G dated as of December 31, 2018, the address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(17)
Based on the Schedule 13G dated as of December 31, 2018 filed with the SEC, Diamond Hill Capital Management, Inc. and its affiliates are deemed to have beneficial ownership of 6,838,595 shares of common stock, including sole voting power over 6,838,595 shares and sole dispositive power over 6,649,400 shares. Based on the Schedule 13 G dated as of December 31, 2018 filed with the SEC, the address of Diamond Hill Capital Management is 325 John H. McConnell Blvd., Suite 200, Columbus, OH 43215.

CERTAIN RELATED PARTY RELATIONSHIPS
Review and Approval of Transactions with Related Persons
Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve's Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.
Our Board of Directors has also adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which our Company is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of our Company include directors (including nominees for election as directors), executive officers, greater than 5% stockholders of our Company and the immediate family members of these persons. Our general counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to our Related Party Transactions Policy. If so, the transaction will be referred for approval or ratification to the Nominating and Corporate Governance Committee. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction; the direct or indirect nature of the director's, executive officer's or related party's interest in the transaction; the appearance of an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction and the financial position of the director, executive officer or related party; whether the transaction would impair an outside director's independence; the acceptability of the transaction to the Company's regulators; and the potential violations of other Company policies. Additionally, all related party transactions are reviewed by the Audit Committee. Our Related Party Transactions Policy is available on our website at http://ir.bankunited.com, as Annex B to our Corporate Governance Guidelines.
Family Relationships
John Kanas, Jr., the son of Mr. Kanas, is employed by BankUnited, N.A. He participates in compensation and incentive plans on the same basis as similarly situated Bank employees. Mr. Kanas, Jr. is not an executive officer of the Company and does not report directly to an executive officer of the Company. His compensation exceeded the $120,000 related person transaction threshold during 2018, and as a result was reviewed by the Compensation Committee, Nominating and Corporate Governance Committee, and the Audit Committee. In 2018, Mr. Kanas, Jr. received a salary of $121,000. Mr. Kanas, Jr. further participates in incentive plans on the same basis as similarly situated Bank employees. In 2018, Mr. Kanas, Jr. earned a cash incentive of $145,526 of which 70% was paid in the first quarter of 2019, and the remaining 30% will be paid in one year, subject to customer and deposit retention. Mr. Kanas, Jr. also earned a restricted stock incentive award with a grant date fair value of $20,561 consistent with the Bank's Incentive Plan Program. The stock award vests in four equal installments over a four-year period.
BankUnited employs the services of Greenberg Traurig, P.A. as outside counsel for certain legal matters. Tyler Starr, the son of Jeffrey Starr (General Counsel of BankUnited, N.A.), was employed by Greenberg Traurig, P.A. from January 2018 through December 2018. In fiscal year 2018, we paid Greenberg Traurig, P.A. approximately $433,000 for their services, and as a result, these transactions were reviewed by the Nominating and Corporate Governance Committee and the Audit Committee.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
In order to submit stockholder proposals for the 2020 annual meeting of stockholders for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 promulgated under Section14(a) of the Exchange Act materials must be received by the Corporate Secretary at the Company's principal office in Miami Lakes, Florida, no later than December 6, 2019.
The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, BankUnited, Inc., 14817 Oak Lane, Miami Lakes, FL 33016. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.
The Company's Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Proxy Statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2019 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary at the Company's principal office in Miami Lakes, Florida (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company's Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) must be received no earlier than January 15, 2020, and no later than February 14, 2020. All director nominations and stockholder proposals must comply with the requirements of the Company's By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.
Other than the proposals described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of the Company's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

BANKUNITED, INC.
ATTN: SUSAN WRIGHT GREENFIELD
14817 OAK LANE
MIAMI LAKES, FL 33016

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 14,2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

02 0000000000

1. Election of Directors

Nominees

01 Rajinder P. Singh
02 Tere Blanca
03 John N. DiGiacomo
04 Michael J. Dowling
05 Douglas J. Pauls
06 A. Gail Prudenti
07 William S. Rubenstein
08 Sanjiv Sobti, Ph.D.
09 Lynne Wines

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: To consider such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000414836_1 R1.0.1.18

BankUnited

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

BANKUNITED, INC.
Annual Meeting of Stockholders
May 15, 2019 10:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rajinder Singh as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BankUnited, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on May 15, 2019, at the BankUnited Corporate Center, Building 3, 7815 NW 148th Street, Miami Lakes, FL 33016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000414836_2 R1.0.1.18